EXHIBIT 99.3

ASSURED GUARANTY CORP.

Assured Guaranty Corp.
Consolidated Balance Sheets (Unaudited)
(in thousands of U.S. dollars except per share and share amounts)

	September 30,	December 31,
	2009	2008
ASSETS
Investment portfolio, available-for-sale:
Fixed maturity securities, at fair value (amortized cost of $1,672,461 and $1,521,994)	$1,746,828	$1,511,329
Short-term investments, at fair value, which approximates cost	226,760	109,986
Total investment portfolio	1,973,588	1,621,315
Cash	4,937	7,823
Premiums receivable, net	402,755	12,445
Ceded unearned premium reserve	428,136	206,453
Deferred acquisition costs	44,884	78,989
Reinsurance recoverable on ceded losses	56,590	22,014
Credit derivative assets	229,327	139,494
Goodwill	—	85,417
Committed capital securities, at fair value	8,922	51,062
Deferred tax asset, net	150,361	110,336
Salvage recoverable	165,971	70,884
Other assets	107,773	48,238
TOTAL ASSETS	$3,573,244	$2,454,470

LIABILITIES AND SHAREHOLDER’S EQUITY
Unearned premium reserves	$1,420,201	$707,957
Loss and loss adjustment expense reserve	182,248	133,710
Credit derivative liabilities	905,270	481,040
Funds held under reinsurance contracts	5,491	5,493
Reinsurance balances payable, net	204,646	23,725
Other liabilities	62,489	56,519
TOTAL LIABILITIES	2,780,345	1,408,444
COMMITMENTS AND CONTINGENCIES
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding in 2009 and 2008)	—	—
Common stock ($720.00 par value, 500,000 shares authorized; 20,834 shares issued and outstanding in 2009 and 2008)	15,000	15,000
Additional paid-in capital	480,375	480,375
Retained earnings	254,832	561,598
Accumulated other comprehensive income (loss), net of deferred tax provision (benefit) of $22,987 and $(6,825)	42,692	(10,947)
TOTAL SHAREHOLDER’S EQUITY	792,899	1,046,026
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$3,573,244	$2,454,470

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Operations (Unaudited)
(in thousands of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES
Net earned premiums	$13,396	$27,743	$107,787	$62,798
Net investment income	19,241	19,895	58,255	53,441
Net realized investment gains (losses):
Other-than-temporary impairment (OTTI) losses	(2,407)	(4,233)	(10,079)	(4,496)
Less: portion of OTTI loss recognized in other comprehensive income	(1,585)	—	(4,988)	—
Other net realized investment gains (losses)	1,390	(2,460)	11,253	27
Net realized investment gains (losses)	568	(6,693)	6,162	(4,469)
Net change in fair value of credit derivatives
Realized gains and other settlements	21,924	22,395	66,897	67,260
Unrealized gains (losses)	(84,539)	(91,683)	(332,572)	302,486
Net change in fair value of credit derivatives	(62,615)	(69,288)	(265,675)	369,746
Fair value gains (loss) on committed capital securities	(1,236)	6,912	(42,140)	24,319
Other income	3,473	243	4,606	421
TOTAL REVENUES	(27,173)	(21,188)	(131,005)	506,256

EXPENSES
Loss and loss adjustment expenses	77,836	45,262	145,645	92,282
Profit commission expense	—	—	827	407
Amortization of deferred acquisition costs	98	5,304	2,854	12,119
Other operating expenses	16,805	13,267	61,499	40,730
Goodwill impairment	85,417	—	85,417	—
Other expenses	1,298	1,524	4,566	3,974
TOTAL EXPENSES	181,454	65,357	300,808	149,512

INCOME (LOSS) BEFORE INCOME TAXES	(208,627)	(86,545)	(431,813)	356,744
(Benefit) provision for income taxes
Current	(61,313)	(11,758)	(48,169)	8,863
Deferred	22,878	(22,562)	(78,124)	104,629
Total (benefit) provision for income taxes	(38,435)	(34,320)	(126,293)	113,492
NET INCOME (LOSS)	$(170,192)	$(52,225)	$(305,520)	$243,252

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
NET (LOSS) INCOME	$(170,192)	$(52,225)	$(305,520)	$243,252

Unrealized holding gains (losses) on available-for-sale securities arising during the period, net of deferred income tax provision (benefit) of $24,672, $(23,729), $36,769 and $(34,026)	45,818	(44,070)	68,284	(63,198)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of deferred income tax provision (benefit) of $199, $(2,342), $2,157 and $(1,564)	369	(4,351)	4,005	(2,905)
Less: unrealized losses on fixed income securities related to factors other than credit	1,030	—	3,242	—
Change in net unrealized gains (losses) on available-for-sale securities	44,419	(39,719)	61,037	(60,293)
Change in cumulative translation adjustment	527	(514)	(1,632)	(608)
Other comprehensive income (loss)	44,946	(40,233)	59,405	(60,901)
COMPREHENSIVE (LOSS) INCOME	$(125,246)	$(92,458)	$(246,115)	$182,351

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Shareholder’s Equity (Unaudited)
For the Nine Months Ended September 30, 2009
(in thousands of U.S. dollars)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholder’s Equity
Balance, December 31, 2008	$—	$15,000	$480,375	$561,598	$(10,947)	$1,046,026
Cumulative effect of accounting change - Adoption of ASC 944-20 effective January 1, 2009	—	—	—	9,801	—	9,801
Balance at the beginning of the year, adjusted	—	15,000	480,375	571,399	(10,947)	1,055,827
Cumulative effect of accounting change - Adoption of ASC 320-10-65-1 effective April 1, 2009	—	—	—	5,766	(5,766)	—
Net loss	—	—	—	(305,520)	—	(305,520)
Dividends	—	—	—	(16,813)	—	(16,813)
Change in cumulative translation adjustment	—	—	—	—	(1,632)	(1,632)
Net unrealized gains on fixed maturity securities, net of tax of $32,866	—	—	—	—	61,037	61,037
Balance, September 30, 2009	$—	$15,000	$480,375	$254,832	$42,692	$792,899

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2009	2008
Operating activities
Net (loss) income	$(305,520)	$243,252
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Non-cash operating expenses	5,981	8,349
Net (accretion of discount) amortization of premium on fixed maturity securities	(378)	1,903
Accretion of discount on premium receivable	(4,499)	—
(Benefit) provision for deferred income taxes	(78,124)	104,629
Net realized investment (gains) losses	(6,162)	4,469
Unrealized losses (gains) on credit derivatives	332,572	(302,486)
Fair value loss (gain) on committed capital securities	42,140	(24,319)
Goodwill impairment	85,417	—
Other income	(3,721)	—
Change in deferred acquisition costs	8,946	1,142
Change in premiums receivable	(21,607)	(4,693)
Change in ceded unearned premium reserve	(93,178)	(99,481)
Change in unearned premium reserves	344,231	329,341
Change in reserves for losses and loss adjustment expenses, net	19,058	3,167
Change in funds held under reinsurance contracts	(2)	(2)
Change in current income taxes	(58,244)	(17,363)
Tax benefit for stock options exercised	—	(16)
Other changes in credit derivatives assets and liabilities, net	1,825	(3,454)
Other	(12,466)	(2,764)
Net cash flows provided by operating activities	256,269	241,674

Investing activities
Fixed maturity securities:
Purchases	(632,804)	(460,718)
Sales	503,991	176,748
Maturities	2,889	—
(Purchases) sales of short-term investments, net	(116,710)	(49,941)
Net cash flows used in investing activities	(242,634)	(333,911)

Financing activities
Capital contribution	—	100,000
Dividends paid	(16,813)	(7,313)
Tax benefit for stock options exercised	—	16
Net cash flows (used in) provided by investing activities	(16,813)	92,703
Effect of exchange rate changes	292	(38)

(Decrease) increase in cash	(2,886)	428
Cash at beginning of period	7,823	1,785

Cash at end of period	$4,937	$2,213

Supplementary cash flow information
Cash paid during the period for:
Income taxes	$6,759	$23,336

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements (Unaudited)

September 30, 2009

1.                                      BUSINESS AND ORGANIZATION

Assured Guaranty Corp. (the “Company” or “AGC”) is a Maryland domiciled company which commenced operations in January 1988 and provides credit enhancement products to the public finance and structured finance markets.  Credit enhancement products are financial guaranties or other types of financial credit support, that improve the credit of underlying debt obligations. The Company issues credit enhancement policies in both insurance and credit derivative form. The Company’s ultimate parent is Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based insurance holding company, which is publicly traded on the New York Stock Exchange. On July 1, 2009, Assured Guaranty indirectly acquired Financial Security Assurance Holdings Ltd. (“FSAH”) and most of its subsidiaries, including Assured Guaranty Municipal Corp. (formerly “Financial Security Assurance Inc.”) from Dexia Holdings Inc. (the “FSAH Acquisition”). The FSAH Acquisition excluded FSAH’s subsidiaries that made up FSAH’s financial product segment. The Company owns 100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company organized under the laws of the United Kingdom.

Segments

The Company’s financial results include three principal business segments: financial guaranty direct, financial guaranty reinsurance and other.  The financial guaranty segments include policies in both insurance and credit derivative form. These segments are further discussed in Note 14.

Financial Guaranty Direct and Assumed Reinsurance

Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Upon an issuer’s default, the Company is required under the financial guaranty contract to pay the principal and interest when due in accordance with the underlying contract. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of public finance bonds and structured securities. Under a reinsurance agreement, the reinsurer receives a premium and, in exchange, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more financial guaranty insurance policies that the ceding company has issued. A credit derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security. The Company markets its products directly to and through financial institutions, serving the U.S. and international markets.

Other

The Company has participated in several lines of business that are reflected in its historical financial statements but that the Company exited in connection with Assured Guaranty Ltd.’s 2004 initial public offering (“IPO”). The results from these lines of business make up the Company’s “other” segment, discussed in Note 14.

Current Status of Ratings

AGC is licensed in 52 jurisdictions. AGC and its subsidiary have been assigned the following insurance financial strength ratings as of December 11, 2009. These ratings are subject to continuous review.

Rating Agencies Rating and Outlooks

	S&P	Fitch	Moody’s
AGC	AAA/Negative Outlook	AA-/Negative Outlook	Aa3/Review for Downgrade
AGUK	AAA/Negative Outlook	AA-/ Negative Outlook	Aa3/Review for Downgrade

On November 12, 2009, Moody’s Investors Service, Inc. (“Moody’s”) downgraded the insurance financial strength, debt and issuer ratings of AGC and its subsidiary. AGC and AGUK’s insurance financial strength ratings were downgraded to Aa3 from Aa2. All of such ratings are on review for possible downgrade. Moody’s stated that if Assured Guaranty fully implemented certain capital strengthening initiatives, Moody’s could conclude the rating review with a confirmation of the ratings of AGC and AGUK at the Aa3 level, with a negative outlook. Moody’s further stated, however, that absent such initiatives, Moody’s expected to lower such rating into the single-A range. Moody’s stated that a key focus of its capital adequacy analysis was the evaluation of Assured Guaranty’s exposure to mortgage-related losses. There can be no assurance as to the ultimate conclusion of Moody’s rating review of AGC and AGUK.

In response to Moody’s rating action, AGL implemented a capital plan in order to meet rating agency requirements for maintaining double-A ratings.  On December 4, 2009, AGL issued 27,512,600 common shares at a price of $20.90 per share, representing 23,924,000 shares that it agreed to sell to the underwriter in a public offering and an additional 3,588,600 common shares that the underwriter elected to purchase pursuant to an option granted in connection with the public offering.  The net proceeds of the sale totaled approximately $574.0 million, of which $500.0 million has been contributed by AGL to the Company.  On November 17, 2009 Assured Guaranty US Holdings Inc., the parent company of AGC, made a capital contribution of $56.7 million to the Company. AGL currently intends to implement, as part of its capital plan, intercompany capital support arrangements involving the Company.  Assured Guaranty may not be able to implement its capital strengthening initiatives fully, and its ratings may be downgraded by one or more of the rating agencies as a result. Even if such capital strengthening initiatives were available, the cost of the capital relief may be high and therefore result in increased expense to Assured Guaranty or dilution to AGL’s shareholders.

On October 12, 2009, Fitch Ratings, Inc. (“Fitch”) downgraded the insurer financial strength ratings of AGC and AGUK stating that its downgrade was based on its expectations of credit losses arising from the Company’s residential mortgage securitization and exposures, as well as other areas of concern in the insured portfolio of AGC and particularly its exposure to trust preferred CDOs. Fitch downgraded the insurer financial strength ratings of AGC and AGUK to “AA-” from “AA.” All of the above ratings have been assigned a negative outlook. There is no assurance that Fitch will not take further action regarding the Company’s ratings or those of AGUK.

On July 1, 2009, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) published a Research Update in which it affirmed its “AAA” counterparty credit and financial strength ratings on AGC. At the same time, S&P revised its outlook on AGC and AGUK to negative from stable. The outlook reflected S&P’s view that the change in the competitive dynamics of the industry - with the potential entrance of new competitors, alternative forms of credit enhancement and limited insurance penetration in the U.S. public finance market — could hurt the companies’ business prospects. There can be no assurance that S&P will not take further action on the Company’s ratings or those of AGUK.

See Note 6 and Note 9 for more information regarding the impact of rating agency actions upon the credit derivative business and the reinsurance business of the Company.

2.                                      BASIS OF PRESENTATION

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition, results of operations and cash flows for the periods presented.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. These unaudited interim consolidated financial statements cover the three-month period ended September 30, 2009 (“Third Quarter 2009”),  the three-month period ended September 30, 2008 (“Third Quarter 2008”), the nine-month period ended September 30, 2009 (“Nine Months 2009”) and the nine-month period ended September 30, 2008 (“Nine Months 2008”). Operating results for the three- and nine-month periods ended September 30, 2009 and 2008 are not necessarily indicative of the results that may be expected for a full year.

Certain prior year items have been reclassified to conform to the current year presentation. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements included as Exhibit 99.1 in the AGL’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. All intercompany accounts and transactions have been eliminated.

Assured Guaranty Corp. and its U.K. subsidiary are subject to U.S. and U.K. income tax.  The Company’s provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in changes in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pre-tax income for the full year of 2009.  A discrete calculation of the provision is calculated for each interim period.

Volatility and disruption in the global financial markets including depressed home prices and increasing foreclosures, falling equity market values, rising unemployment, declining business and consumer confidence and the risk of increased inflation, have precipitated an economic slowdown. The conditions may adversely affect the Company’s future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

Subsequent Events

The Company has performed an evaluation of events that have occurred subsequent to September 30, 2009 and through December 11, 2009 (the date of filing of this Exhibit 99.3).  Other than disclosures included in these notes to consolidated financial statements, there have been no additional material subsequent events that occurred during such period that were required to be recorded in the consolidated financial statements as of or for the three and nine months ended September 30, 2009.  There are no additional subsequent event disclosures required.

Update for Significant Accounting Policies

Adoption of ASC 944-20

Effective January 1, 2009, the Company adopted ASC 944-20, “Financial Services — Insurance” (FAS No. 163, “Accounting for Financial Guarantee Insurance Contracts”). ASC 944-20 changed the premium revenue recognition and loss reserving methodology for non-derivative financial guaranty contracts. See Note 4 for a detailed description of, and the disclosures required by, ASC 944-20.

3.                                      RECENT ACCOUNTING PRONOUNCEMENTS

In August 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update No. 2009-05, “Fair Value Measurements and Disclosures—Measuring Liabilities at Fair Value” (“ASU 2009-05”). The update provides clarification for circumstances in which a quoted price in an active market for an identical liability is not available. ASU 2009- 05 is effective for the first reporting period beginning after August 2009. Management does not believe the adoption of ASU 2009-05 will have a material impact on the Company’s financial statements.

In June 2009, the FASB issued ASC 105, “Generally Accepted Accounting Principles” (FAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”). This statement modifies the GAAP hierarchy by establishing only two levels of GAAP, authoritative and non-authoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification, also known collectively as the “Codification,” is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission (“SEC”). Non-authoritative guidance and literature would include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issue Papers and Technical Practice Aids and accounting textbooks. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. It is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. Technical references to GAAP included in these Notes to Consolidated Financial Statements are provided under the new FASB ASC structure with the prior terminology included parenthetically when first used.

In June 2009, the FASB issued FAS No. 167, “Amendments to FASB Interpretation No. 46(R) (“FAS 167”). FAS 167 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FAS 167 will require a company to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. FAS 167 will become effective for the Company’s fiscal year beginning January 1, 2010. The Company is currently evaluating the effect, if any, the adoption of FAS 167 will have on its consolidated financial statements.

In September 2008, the FASB issued ASC 815-10-65-2, “Derivatives and Hedging” (Staff Position (“FSP”) FAS 133-1 and FASB Interpretation No. (“FIN”) 45-4, “Disclosures About Credit Derivatives and Certain Guarantees”) and ASC 815-10, “Derivatives and Hedging” (FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”) to address concerns that current derivative disclosure requirements did not adequately address the potential adverse effects that these instruments can have on the financial performance and operations of an entity. Companies are required to provide enhanced disclosures about their derivative activities to enable users to better understand: (1) how and why a company uses derivatives, (2) how it accounts for derivatives and related hedged items, and (3) how derivatives affect its financial statements. These should include the terms of the derivatives, collateral posting requirements, triggers, and other significant provisions that could be detrimental to earnings or liquidity. Management believes that the Company’s current derivatives disclosures are in compliance with the requirements of ASC 815-10-65-2 and ASC 815-10.

4.                                      ACCOUNTING FOR FINANCIAL GUARANTY INSURANCE AND REINSURANCE CONTRACTS

Effective January 1, 2009, the Company adopted ASC 944-20. ASC 944-20 clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, and expands the disclosures about the insurance enterprise’s risk management activities. ASC 944-20 has been applied to all existing financial guaranty insurance and reinsurance contracts written by the Company except for financial guaranty contracts considered derivatives under GAAP. The accounting changes prescribed by the statement were recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2009. As a result of the adoption of ASC 944-20, premium earnings and loss and loss adjustment expenses are not comparable between 2008 and 2009.

Premium Revenue Recognition

Upon Adoption of ASC 944-20

The Company recognizes a liability for unearned premium reserve at the inception of a financial guaranty contract equal to the present value of the premiums due or expected to be collected over the period of the contract or, for those contracts acquired under a business combination, at management’s estimate of the contract fair value as of the date of the acquisition.

If the premium is a single premium received at the inception of the financial guaranty contract, the Company measures the unearned premium reserve at inception of the contract as the amount received.

For premiums received in installments, the Company measures the unearned premium reserve at inception of the contract as the present value of premiums due or expected to be collected over the life of the contracts. The term of the financial guaranty contract that is used as the basis for the calculation of the present value of premiums due or expected to be collected is either (a) the contractual term or (b) the expected term. The contractual term is used unless the obligations underlying the financial guaranty contract represent homogeneous pools of assets for which prepayments are contractually prepayable, the amount of prepayments are probable, and the timing and amount of prepayments can be reasonably estimated. The Company adjusts prepayment assumptions when those assumptions change and recognizes a prospective change in premium revenues as a result. The adjustment to the unearned premium reserve is equal to the adjustment to the premium receivable with no effect on earnings at the time of the adjustment.

The Company recognizes the premium from a financial guaranty insurance contract as revenue over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease in the unearned premium reserve occurs. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amount outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable unearned premium reserve related to that contract as premium revenue and any associated acquisition costs previously deferred as an expense. Upon the acquisition of FSAH, the Company revised its assumptions used in calculating premium earnings to conform all entities within the consolidated group.

Premium revenue and the related amortization of deferred acquisition costs are accelerated when the Company is legally released from its financial guaranty insurance contract.

Prior to Adoption of ASC 944-20

Prior to January 1, 2009, upfront premiums were earned in proportion to the expiration of the amount at risk. Each installment premium was earned ratably over its installment period, generally one year or less. Premium earnings under both the upfront and installment revenue recognition methods were based upon and were in proportion to the principal amount guaranteed and therefore resulted in higher premium earnings during periods where guaranteed principal was higher. For insured bonds for which the par value outstanding was declining during the insurance period, upfront premium earnings were greater in the earlier periods, thereby matching revenue recognition with the underlying risk. The premiums were allocated in accordance with the principal amortization schedule of the related bond issuance and were earned ratably over the amortization period. When an insured issuance was retired early, was called by the issuer, or was in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining unearned premium reserves were earned at that time. Unearned premium reserves represented the portion of premiums written that were applicable to the unexpired amount at risk of insured bonds. On contracts where premiums were paid in installments, only the currently due installment was recorded in the financial statements.

Summary of Consolidated Financial Guaranty Contracts

The following tables provide information for financial guaranty insurance contracts where premiums are received on an installment basis as of and for the nine months ended September 30, 2009:

Selected Information for Policies Paid in Installments

September 30, 2009
(dollars in thousands)
Premiums receivable, net (end of period)	$402,755
Unearned premium reserves (end of period)	$369,580
Accretion of discount on premium receivable for nine months ended September 30, 2009 (gross)	$6,928
Weighted-average risk-free rate to discount premiums	2.6%
Weighted-average period of premiums receivable (in years)	8.8

Expected Collections of Premiums

(dollars in thousands)
2009 (October 1 – December 31)	$55,102
2010 (January 1 – March 31)	13,557
2010 (April 1 – June 30)	12,891
2010 (July 1 – September 30)	10,694
2010 (October 1 – December 31)	10,742
2011	38,690
2012	34,399
2013	31,193
2014 - 2018	113,768
2019 - 2023	73,738
2024 - 2028	46,553
2029 - 2033	28,933
2034 - 2038	13,300
2039 - 2043	5,865
2044 - 2048	1,208
2049 - 2053	43
Total premiums receivable, net	$490,676

The following table provides a reconciliation of the beginning and ending balances of premium receivable:

Gross Premium Receivable Rollforward (1)

(in thousands)

Premium receivable, net at January 1	$372,928
Premiums written, net	493,834
Premium payments received	(477,672)
Adjustments to the premium receivable:
Accretion of the premium receivable discount	6,717
Foreign exchange rate changes	6,948
Premium receivable, net at September 30	$402,755

(1)    The “accretion of premium receivable discount” is included in earned premium in the Company’s consolidated statements of operations. The above amounts are presented net of applicable ceding commissions on assumed business.

The following table presents the components of net premiums earned.

Net Premiums Earned

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
	(in thousands)
Net earned premiums	$8,605	$55,906
Acceleration of premium earnings	3,231	47,391
Accretion of discount on net premium receivable	1,560	4,490
Total net earned premiums and accretion	$13,396	$107,787

In the Company’s assumed businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarter and the end of each year. A portion of the premiums must be estimated because some of the Company’s ceding companies report premium data between 30 and 90 days after the end of the reporting period. Earned premium reported in the Company’s statement of operations are based upon reports received from ceding companies supplemented by the Company’s own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

The following table provides a schedule of how the Company’s premiums are expected to run off in the consolidated statement of operations:

Runoff of Deferred Premium Revenue, Net

(dollars in thousands)
2009 (October 1 – December 31)	$20,104
2010 (January 1 – March 31)	20,954
2010 (April 1 – June 30)	20,442
2010 (July 1 – September 30)	19,680
2010 (October 1 – December 31)	16,687
2011	72,204
2012	66,409
2013	62,040
2014 - 2018	254,486
2019 - 2023	180,633
2024 - 2028	121,378
After 2028	136,828
Total	$991,845

Deferred Acquisition Costs

Acquisition costs incurred on financial guaranty insurance contracts that vary with and are directly related to the production of new business are deferred and then amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, brokerage expenses and the cost of underwriting and marketing personnel. Management uses its judgment in determining what types of costs should be deferred, as well as what percentage of these costs should be deferred. The Company annually conducts a study to determine which operating costs vary with, and are directly related to, the acquisition of new business and qualify for deferral. Ceding commissions received on premiums the Company cedes to other reinsurers reduce acquisition costs. Expected losses, loss adjustment expenses and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. Acquisition costs associated with financial guaranty contracts accounted for as credit derivatives are expensed as incurred. When an insured issue is retired early, the remaining related deferred acquisition cost is expensed at that time. Ceding commissions associated with future installment premiums on assumed and ceded business are calculated at their contractually defined rate and recorded in deferred acquisition costs.

Reserves for Losses and Loss Adjustment Expenses

Financial Guaranty Contracts Upon Adoption of ASC 944-20

The Company recognizes a reserve for losses and loss adjustment expenses on a financial guaranty insurance contract when expected loss exceeds the deferred premium revenue for that contract based on the present value of expected net cash outflows to be paid under the insurance contract. The unearned premium reserve represents the insurance enterprise’s stand-ready obligation under a financial guaranty insurance contract. Subsequently, if the likelihood of a default (insured event) increases so that the present value of the expected net cash outflows expected to be paid under the insurance contract exceeds the deferred premium revenue, the Company recognizes a reserve for losses and loss adjustment expenses for the amount of expected loss in excess of deferred premium revenue.

The expected loss is equal to the present value of expected net cash outflows to be paid under the insurance contract discounted using a current risk-free rate. That current risk-free rate is based on the remaining period (the contract or expected period, as applicable) of the insurance contract. Expected net cash outflows (cash outflows, net of potential recoveries, expected to be paid to the holder of the insured financial obligation, excluding reinsurance) are probability-weighted cash flows that reflect the likelihood of possible outcomes. The Company estimates the expected net cash outflows using management’s assumptions about the likelihood of possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities.

The Company updates the discount rate each reporting period and revises expected net cash outflows when increases (or decreases) in the likelihood of a default (insured event) and potential recoveries occur. Revisions to a reserve for loss and loss adjustment expenses are recognized as incurred loss and loss adjustment expenses (recoveries) in the period of the change.

The deferred premium revenue represents the amount that will be recorded through earned premiums in the consolidated statements of operations over the terms of the relevant financial guaranty contracts. Accumulated claim payments do not reduce the amount of earned premium to be recognized over the life of a given contract; instead, such losses are recorded in “loss and loss adjustment expenses” on the consolidated statements of operations beginning in the reporting period that “total losses” (i.e. the sum of cumulative claim payments, plus estimated expected future losses), exceeds deferred premium revenue. When a claim payment is made on a contract it reduces loss reserves or, to the extent loss reserve are not recorded, it reduces unearned premium reserve. As a result, unearned premium reserve includes deferred premium revenue net of any claim payments made on transactions where expected losses do not exceed deferred premium revenue. The amount recorded in “loss and loss adjustment expense” in a given reporting period is the excess of total losses over deferred premium revenue on a contract by contract basis.

Financial Guaranty Contracts Prior to Adoption of ASC 944-20

Prior to January 1, 2009, reserves for losses for non-derivative transactions in the Company’s financial guaranty contracts included case reserves and portfolio reserves. Case reserves were established when there was significant credit deterioration on specific insured obligations and the obligations were in default or default was probable, not necessarily upon non-payment of principal or interest by an insured. Case reserves represented the present value of expected future loss payments and loss adjustment expenses, net of estimated recoveries, but before considering ceded reinsurance. This reserving method was different from case reserves established by traditional property and casualty insurance companies, which establish case reserves upon notification of a claim and establish incurred but not reported reserves for the difference between actuarially estimated ultimate losses and recorded case reserves. Financial guaranty insurance and assumed case reserves and related salvage and subrogation, if any, were discounted at the taxable equivalent yield on the Company’s investment portfolio, which was approximately 6%, during 2008.

The Company recorded portfolio reserves in its financial guaranty business. Portfolio reserves were established with respect to the portion of the Company’s business for which case reserves were not established.

Portfolio reserves were not established based on a specific event. Instead, they were calculated by aggregating the portfolio reserve calculated for each individual transaction. Individual transaction reserves were calculated on a quarterly basis by multiplying the par in-force by the product of the ultimate loss and earning factors without regard to discounting. The ultimate loss factor was defined as the frequency of loss multiplied by the severity of loss, where the frequency was defined as the probability of default for each individual issue. The earning factor was inception to date earned premium divided by the estimated ultimate written premium for each transaction. The probability of default was estimated from rating agency data and was based on the transaction’s credit rating, industry sector and time until maturity. The severity was defined as the complement of recovery/salvage rates gathered by the rating agencies of defaulting issues and was based on the industry sector.

Portfolio reserves were recorded gross of reinsurance. The Company did not cede any amounts under these reinsurance contracts, as the Company’s recorded portfolio reserves did not exceed the Company’s contractual retentions, required by said contracts.

The Company recorded an incurred loss that was reflected in the statement of operations upon the establishment of portfolio reserves. When the Company initially recorded a case reserve, the Company reclassified the corresponding portfolio reserve already recorded for that credit within the balance sheet. The difference between the initially recorded case reserve and the reclassified portfolio reserve was recorded as a charge in the Company’s statement of operations. Any subsequent change in portfolio reserves or the initial case reserves was recorded quarterly as a charge or credit in the Company’s statement of operations in the period such estimates changed.

Reinsurance

In the ordinary course of business, the Company and its insurance subsidiary assume and cede business with other insurance and reinsurance companies. These agreements provide greater diversification of business and may reduce the net potential loss from large risks. Ceded contracts do not relieve the Company or its subsidiary of its obligations. Reinsurance recoverable on ceded losses include balances due from reinsurance companies for paid and unpaid losses and loss adjustment expenses that will be recovered from reinsurers, based on contracts in force, and is presented net of any provision for estimated uncollectible reinsurance. Any change in the provision for uncollectible reinsurance is included in loss and loss adjustment expenses. Ceded reinsurance premiums represent the portion of premiums ceded to reinsurers.

Certain of the Company’s assumed and ceded reinsurance contracts are funds held arrangements. In a “funds held” arrangement, the ceding company retains the premiums instead of paying them to the reinsurer and losses are offset against these funds in an experience account. Because the reinsurer is not in receipt of the funds, the reinsurer earns interest on the experience account balance at a predetermined credited rate of interest. The Company generally earns interest at fixed rates of between 4% and 6% on its assumed funds held arrangements and generally pays interest at fixed rates of between 4% and 6% on its ceded funds held arrangements. The interest earned or credited on funds held arrangements is included in net investment income. In addition, interest on funds held arrangements will continue to be earned or credited until the experience account is fully depleted, which can extend many years beyond the expiration of the coverage period.

Salvage Recoverable

When the Company becomes entitled to the underlying collateral (generally a future stream of cash flows or pool assets) of an insured credit under salvage and subrogation rights as a result of a claim payment or estimates recoveries from disputed claim payments on contractual grounds, it reduces the corresponding loss reserve for a particular financial guaranty insurance policy for the estimated salvage and subrogation. If the expected salvage and subrogation exceeds the estimated loss reserve for a policy, such amounts are recorded as a salvage recoverable asset in the Company’s balances sheets.

Significant Risk Management Activities

The Risk Oversight and Audit Committees of the Board of Directors of Assured Guaranty Ltd. oversee the Company’s risk management policies and procedures. Within the limits established by the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. As part of its risk management strategy, the Company may seek to obtain third party reinsurance or retrocessions and may also periodically enter into other arrangements to alleviate all or a portion of certain risks.

Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio, including exposures in both the financial guaranty direct and financial guaranty reinsurance segments. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality. Surveillance personnel are also responsible for managing work-out and loss situations when necessary.

The Company segregates its insured portfolio of investment grade and below investment grade (“BIG”) risks into surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG credits include all credits internally rated lower than BBB-. The Company’s internal credit ratings are based on the Company’s internal assessment of the likelihood of default. The Company’s internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. Quarterly procedures include qualitative and quantitative analysis on the Company’s insured portfolio to identify potential new BIG credits. The Company refreshes its internal credit ratings on individual credits in cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits and in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. Credits identified through this process as BIG are subjected to further review by surveillance personnel to determine whether a loss is probable. For transactions where a loss is considered probable, surveillance personnel present analysis related to potential loss situations to a reserve committee. There is a reserve committee of AGC made up of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Accounting Officer, Chief Surveillance Officer and Chief Actuary which establishes reserves for AGC. There is also a reserve committee of Assured Guaranty Ltd. made up of the Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Accounting Officer of that company, as well as the Chief Actuary of AGC, which establishes reserves for Assured Guaranty. The reserve committees consider the information provided by surveillance personnel when setting reserves.

Below Investment Grade (BIG) Surveillance Categories

Within the BIG category, the Company assigns each credit to one of three surveillance categories:

•                  BIG Category 1: BIG transactions showing sufficient deterioration to make material losses possible, but for which no losses have been incurred. Non-investment grade transactions on which liquidity claims have been paid are in this category. Intense monitoring and intervention is employed, with internal credit ratings reviewed quarterly.

•                  BIG Category 2: BIG transactions for which expected losses have been established but for which no unreimbursed claims have yet been paid. Intense monitoring and intervention is employed, with internal credit ratings reviewed quarterly.

•                  BIG Category 3: BIG transactions for which expected losses have been established and on which unreimbursed claims have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains. Intense monitoring and intervention is employed, with internal credit ratings reviewed quarterly.

The following table provides information on financial guaranty insurance and reinsurance contracts categorized BIG as of September 30, 2009:

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of policies	85	121	89	295
Remaining weighted-average contract period (in years)	12.4	4.5	9.4	8.6
Insured contractual payments outstanding:
Principal	$892.2	$1,168.1	$1,632.3	$3,692.6
Interest	392.1	206.1	577.8	1,176.0
Total	$1,284.3	$1,374.2	$2,210.1	$4,868.6
Gross expected cash outflows for loss and loss adjustment expenses	$0.2	$276.0	$119.3	$395.5
Less:
Gross potential recoveries	0.0	69.7	237.3	307.0
Discount, net	0.0	57.2	(11.1)	46.1
Present value of expected cash flows for loss and loss adjustment expenses	$0.2	$149.1	$(106.9)	$42.4
Unearned premium reserves	$15.1	$26.9	$6.9	$48.9
Gross reserves (salvage) for loss and loss adjustment expenses reported in the balance sheet	$—	$124.5	$(110.2)	$14.3
Reinsurance recoverable (payable)	$—	$—	$(5.3)	$(5.3)

The Company’s loss adjustment expense reserves for mitigating claim liabilities were $0.9 million as of September 30, 2009.

The Company used a weighted-average risk free discount rate of approximately 2.3% to discount reserves for loss and loss adjustment expenses.

Overview of Significant Risk Management Activities

The Company’s most significant activities have centered on the residential mortgage sector, where the credit crisis began, but it is also active in other areas experiencing stress. Residential mortgage loans are loans secured by mortgages on one to four family homes. RMBS may be broadly divided into two categories: (1) first lien transactions, which are generally comprised of loans with mortgages that are senior to any other mortgages on the same property, and (2) second lien transactions, which are comprised of loans with mortgages that are often not senior to other mortgages, but rather are second in priority. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral.

Second Lien RMBS: HELOCs and CES

The Company insures two types of second lien RMBS, those secured by home equity lines of credit (“HELOCs”) and those secured by closed-end second mortgages (“CES”). HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one-to-four family home is generally referred to as a CES. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide.

As of September 30, 2009, the Company had insured $691.2 million in net par of HELOC transactions, of which $666.8 million was in the financial guaranty direct segment. Of the total, $667.1 million was rated BIG by the Company as of September 30, 2009, with $667.1 million in net par rated BIG 2 or BIG 3. As of September 30, 2009 the Company had a gross salvage asset related to HELOC policies of $166.0 million, prior to reinsurance, and a net salvage asset of $111.8 million.

As of September 30, 2009, the Company had insured $289.2 million in net par of CES transactions, of which $287.7 million was in the financial guaranty direct segment. Of the $289.2 million, $248.3 million was rated either BIG 2 or BIG 3 by the Company as of September 30, 2009. As of September 30, 2009 the Company had gross expected loss, prior to reinsurance or netting of unearned premium, in this sector of $30.3 million, and gross reserves of $24.5 million.

The performance of the Company’s HELOC and CES exposures deteriorated during 2007 and 2008 and the first nine months of 2009 and transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company’s original underwriting expectations. In accordance with the Company’s standard practices, the Company evaluated the most current available information as part of its loss reserving process, including trends in delinquencies and charge-offs on the underlying loans and its success in requiring providers of representations and warranties to purchase ineligible loans out of these transactions.

The following table shows the Company’s key assumptions used in its loss reserves for these types of policies as of September 30, 2009 and December 31, 2008:

HELOC Key Variables	September 30, 2009	December 31, 2008
Plateau Conditional Default Rate (CDR)	10.6% – 28.7%	19 – 21%
Final CDR	0.5% – 2.2%	1%
Expected Period until Final CDR	21 months	15 months
Initial Conditional Prepayment Rate (CPR)	4.0% – 15.6%	7.0% – 8.0%
Final CPR	10%	7.0% – 8.0%
Loss Severity	95%	100%
Future Repurchase of Ineligible Loans	$301.3 million	$49 million
Initial Draw Rate	0.4% – 4.0%	1.0% – 2.0%

Closed-End Second Liens Key Variables	September 30, 2009	December 31, 2008
Plateau CDR	10.7% – 42.6%	34.0% – 36.0%
Final CDR	2.9% – 8.1%	3.4% – 3.6%
Expected Period until Final CDR achieved	21 months	24 months
Initial CPR	0.6% – 2.1%	7%
Final CPR	10%	7%
Loss Severity	95%	100%
Future Repurchase of Ineligible Loans	$79.5 million	—

The primary driver of the adverse development the Company has experienced related to its HELOC and CES exposure is the result of much higher total pool delinquencies than had been experienced historically. In order to project future defaults in each pool, a conditional default rate (“CDR”) is applied each reporting period to various delinquency categories to calculate the projected losses to the pool. During the Third Quarter 2009, the Company modified its calculation methodology for HELOC transactions from an approach that used an average of the prior six months’ CDR to an approach that projects future CDR based on currently delinquent loans. This change was made due to the continued volatility in mortgage backed transactions. Management believes that this refinement in approach should prove to be more responsive to changes in CDR rates than the prior methodology. Under this methodology, current representative roll rates are used to estimate losses in the first five months from loans that are currently delinquent and then the CDR of the fifth month is held constant for a period of time. Taken together, the first five months of losses plus the period of time for which the CDR is held constant represent the stress period. Once the stress period has elapsed, the CDR is assumed to gradually trend down to its final CDR. In the base case as of September 30, 2009, the total time between the current period’s CDR and the long-term assumed CDR used to project losses was 21 months. At the end of this period, the long-term steady CDRs modeled were between 0.5% and 2.2% for HELOC transactions and between 2.9% and 8.1% for CES transactions. The Company continued to assume an extended stress period based on transaction performance and the continued weakened overall economic environment.

The assumption for the Conditional Prepayment Rate (“CPR”), which represents voluntary prepayments, follows a similar pattern to that of the CDR. The current CPR is assumed to continue for the stress period before gradually increasing to the final CPR, which is assumed to be 10% for both HELOC and CES transactions. This level is much higher than current rates but lower than the historical average, which reflects the Company’s continued uncertainty about performance of the borrowers in these transactions. For HELOC transactions, the draw rate is assumed to decline from the current level to the final draw rate over a period of 4 months. The final draw rates were assumed to be between 1.0% and 2.0%.

In calculating its 2009 loss reserves, the Company modeled and probability weighted three potential time periods over which an elevated CDR may potentially occur, one of which assumed a three month shorter period of elevated CDR and another of which assumed a three month longer period of elevated CDR than the most heavily weighted scenario described in the table above. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate all of the assumptions in forming its modeling results.

Performance of the collateral underlying certain securitizations has substantially differed from the Company’s original expectations. Employing several loan file diligence firms and law firms as well as internal resources, as of September 30, 2009 the Company had performed a detailed review of over 6,000 files, representing nearly $485 million in outstanding par of defaulted second lien loans underlying insured transactions, and identified a material number of defaulted loans that breach representations and warranties regarding the characteristics of the loans. The Company continues to review new files as new loans default and as new loan files are made available to it. Following negotiation with the sellers and originators of the breaching loans, as of mid-October 2009 the Company had reached agreement to have $42.2 million of the second lien loans repurchased. The Company has included in its loss estimates for second liens as of September 30, 2009 an estimated benefit from repurchases of $362.2 million, of which $256.0 million is either netted from the Company’s GAAP loss reserves or included in salvage recoverable. The Company recognized a benefit related to repurchases of $189.3 million in the Third Quarter 2009. The amount the Company ultimately recovers related to contractual representations and warranties is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and amount of loans determined to have breached representations and warranties and, potentially, negotiated settlements or litigation. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates.

The ultimate performance of the Company’s HELOC and CES transactions will depend on many factors, such as the level and timing of loan defaults, interest proceeds generated by the securitized loans, prepayment speeds and changes in home prices, as well as the levels of credit support built into each transaction. The ability and willingness of providers of representations and warranties to repurchase ineligible loans from the transactions will also have a material effect on the Company’s ultimate loss on these transactions. Finally, other factors also may have a material impact upon the ultimate performance of each transaction, including the ability of the seller and servicer to fulfill all of their contractual obligations including any obligation to fund future draws on lines of credit. The variables affecting transaction performance are interrelated, difficult to predict and subject to considerable volatility. If actual results differ materially from any of the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

First Lien RMBS: Subprime, Alt-A, Option ARM and Prime

First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting “Subprime RMBS” transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as “Alt-A RMBS.” The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to “prime” quality borrowers that lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to negatively amortize the loan (i.e., increase the amount of principal owed), the transaction is referred to as an “Option ARM.” Finally, transactions may include loans made to prime borrowers.

The problems affecting the subprime mortgage market have been widely reported, with rising delinquencies, defaults and foreclosures negatively impacting the performance of Subprime RMBS transactions. Those concerns relate primarily to Subprime RMBS issued in the period from 2005 through 2007. As of September 30, 2009, the Company had insured $585.2 million in net par of Subprime RMBS transactions, of which $541.1 million was in the financial guaranty direct segment. These transactions benefit from various structural protections, including credit enhancement that in the direct portfolio for the vintages 2005 through 2008 currently averages approximately 40.3% of the remaining insured balance. Of the total Subprime RMBS, $357.6 million was rated BIG by the Company as of September 30, 2009, with $357.3 million in net par rated BIG 2 or BIG 3. As of September 30, 2009 the Company had gross reserves, prior to reinsurance or netting of unearned premium, in this sector of $19.9 million, and net reserves of $16.5 million.

As has been reported, the problems affecting the subprime mortgage market are affecting Option ARM RMBS transactions, with rising delinquencies, defaults and foreclosures negatively impacting their performance. Those concerns relate primarily to Option ARM RMBS issued in the period from 2005 through 2007. As of September 30, 2009, the Company had insured $303.6 million in net par of Option ARM RMBS transactions, of which $302.5 million was in the financial guaranty direct segment. These transactions benefit from various structural protections, including credit enhancement that in the direct portfolio for the vintages 2005 through 2007 currently averages approximately 11.8% of the remaining insured balance. Of the Company’s $303.6 million total Option ARM RMBS net insured par, $302.5 million was rated BIG by the Company as of September 30, 2009, with $188.0 million in net par rated BIG 2 or BIG 3. As of September 30, 2009 the Company had gross reserves, prior to reinsurance or netting of unearned premium, in this sector of $14.9 million, and net reserves of $12.0 million.

As has also been reported, the problems affecting the subprime mortgage market are now affecting Alt-A RMBS transactions, with rising delinquencies, defaults and foreclosures negatively impacting their performance. Those concerns relate primarily to Alt-A RMBS issued in the period from 2005 through 2007. As of September 30, 2009, the Company had insured $695.2 million in net par of Alt-A RMBS transactions, all of which was in the financial guaranty direct segment. These transactions benefit from various structural protections, including credit enhancement that in the direct portfolio for the vintages 2005 through 2007 currently averages approximately 6.9% of the remaining insured balance. Of the total Alt-A RMBS, $323.6 million was rated BIG by the Company as of September 30, 2009, with $293.1 million in net par rated BIG 2 or BIG 3. As of September 30, 2009 the Company had gross reserves, prior to reinsurance or netting of unearned premium, in this sector of $21.4 million, and net reserves of $12.0 million.

The performance of the Company’s first lien RMBS exposures deteriorated during 2007 and 2008 and the first nine months of 2009 and transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company’s original underwriting expectations. Most of the projected losses in the First Lien RMBS transactions are expected to come from mortgage loans that are currently delinquent, so an increase in delinquent loans beyond those expected last quarter is one of the primary drivers of loss development in this portfolio. Like many market participants, the Company applies a liquidation rate assumption to loans in various delinquency categories to determine what proportion of loans in those categories will eventually default.

The following table shows the Company’s liquidation assumptions for various delinquency categories as of September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008
30 – 59 Days Delinquent
Subprime	45%	48%
Option ARM	50	47
Alt-A	50	42
60 – 89 Days Delinquent
Subprime	65	70
Option ARM	65	71
Alt-A	65	66
90 – BK
Subprime	70	90
Option ARM	75	91
Alt-A	75	84
Foreclosure
Subprime	85	100
Option ARM	85	100
Alt-A	85	100
REO
Subprime	100	100
Option ARM	100	100
Alt-A	100	100

Another important driver of loss projections in this area is loss severities, i.e. the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historical highs, and the Company has been revising its assumptions to match experience. The Company is assuming that loss severities begin returning to more normal levels beginning in October 2010, reducing over two or four years to either 40% or 20 points (i.e. from 60% to 40%) below their initial levels, depending on the scenario.

The following table shows the Company’s loss severity assumptions as of September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008
Subprime	70%	70%
Option ARM	60	54
Alt-A	65	54

The primary driver of the adverse development related to first lien exposure, as was the case with the Company’s second lien transactions, is the result of the continued increase in delinquent mortgages. During the Third Quarter 2009, the Company modified its method of predicting losses from one where losses for both current and delinquent loans were projected using liquidation rates to a method where only the loss related to delinquent loans is calculated using liquidation rates, while losses from current loans are determined by applying a CDR trend. The Company made this change so that its methodology would be more responsive in reacting to the volatility in delinquency data. For delinquent loans, a liquidation rate is applied to loans in various stages of delinquency to determine the portion of loans in each delinquency category that will eventually default. Then, for each transaction, management calculates the constant CDR that, over the next 24 months, would be sufficient to produce the amount of losses that were calculated to emerge from the various delinquency categories. That CDR plateau is extended another three months, for a total of 27 months, in some scenarios. Each transaction’s CDR is calculated to improve over 12 months to an intermediate CDR based upon its CDR plateau, then trail off to its final CDR. The intermediate CDRs modeled were between 0.3% and 3.8% for Alt-A first lien transactions, between 3.2% to 5.1% for Option ARM transactions and between 1.9% and 7.6% for Subprime transactions. The defaults resulting from the CDR after the 24 month represent the defaults that can be attributed to borrowers that are currently performing.

The assumption for the CPR follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the stress period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. For its 2009 loss reserves, the Company modeled and probability weighted four different scenarios with differing CDR curve shapes, loss severity development assumptions and voluntary prepayment assumptions.

The performance of the collateral underlying certain of these securitizations has substantially differed from the Company’s original expectations. As with the second lien policies, as of September 30, 2009 the Company had performed a detailed review of over 100 files representing nearly $70 million in outstanding par of defaulted first lien loans underlying insured transactions, and a material number of defaulted loans that breach representations and warranties regarding the characteristics of the loans.  The Company continues to review new files as new loans default and as new loan files are made available to it. Because the Company has only recently begun the process with respect to these loans, it has not yet reached agreement to have any material amount repurchased. The Company has included in its loss estimates for first lien an estimated benefit from repurchases of $29.6 million, of which $24.9 million is netted from the Company’s GAAP loss reserves. The amount the Company ultimately recovers related to contractual representations and warranties is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and amount of loans determined to have breached representations and warranties and, potentially, negotiated settlements or litigation. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates.

The ultimate performance of the Company’s First Lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the risk ratings of those transactions based on actual performance and management’s estimates of future performance.

“XXX” Life Insurance Transactions

AGC and AGUK have insured $435.7 million of net par in “XXX” life insurance reserve securitization transactions based on discrete blocks of individual life insurance business. In these transactions the monies raised by the sale of the bonds insured by AGC and AGUK are used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In order for AGC and AGUK to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures.

AGC and AGUK’s $435.7 million in net par of XXX Life Insurance transactions includes $428.2 million in the financial guaranty direct segment. Of the $435.7 million, $248.2 million was rated BIG by the Company as of September 30, 2009, and corresponded to two transactions, classified as BIG 2 and BIG 3. These two XXX transactions had material amounts of their assets invested in US RMBS transactions.

Based on its analysis of the information currently available, including estimates of future investment performance provided by the current investment manager, projected credit impairments on the invested assets and performance of the blocks of life insurance business at September 30, 2009, the Company’s gross reserve, prior to reinsurance or netting of unearned premium, for its two BIG XXX insurance transactions was $60.6 million and its net reserve was $11.2 million.

On December 19, 2008, AGUK sued J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in one of the transactions, which relates to Orkney Re II, p.l.c. (“Orkney Re II”), in New York Supreme Court alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. On May 13, 2009, AGUK filed a First Amended Complaint, additionally asserting the same claims in the name of Orkney Re II. JPMIM has filed a motion to dismiss the First Amended Complaint. The court has not yet acted upon the motion.

Public Finance Transactions

The Company has exposure to a public finance transaction for sewer service in Jefferson County, Alabama. The Company’s total exposure to this transaction is approximately $265.7 million of net par, of which none is in the financial guaranty direct segment. The Company has made debt service payments during the year and expects to make additional payments in the near term. The Company is continuing its risk remediation efforts for this exposure.

Other Sectors and Transactions

The Company continues to closely monitor other sectors and individual transactions it feels warrant the additional attention, including, as of September 30, 2009, its commercial mortgage exposure of $286.8 million of net par, of which $234.8 million was in the financial guaranty direct segment; its Trust Preferred Securities Collateralized Debt Obligations exposure of $750.9 million, all of which was in the financial guaranty direct segment; and its U.S. health care exposure of $5.5 billion of net par, of which $4.4 billion was in the financial guaranty direct segment.

5.                                      GOODWILL

In accordance with GAAP, the Company does not amortize goodwill, but instead is required to perform an impairment test annually or more frequently should circumstances warrant. The impairment test evaluates goodwill for recoverability by comparing the fair value of the Company’s direct and reinsurance lines of business to their carrying value. If fair value is greater than carrying value then goodwill is deemed to be recoverable and there is no impairment. If fair value is less than carrying value then goodwill is deemed to be impaired and written down to an amount such that the fair value of the reporting unit is equal to the carrying value, but not less than $0. As part of the impairment test of goodwill, there are inherent assumptions and estimates used by management in developing discounted future cash flows related to the Company’s direct and reinsurance lines of business that are subject to change based on future events.

The Company reassessed the recoverability of goodwill in the Third Quarter 2009 subsequent to the FSAH Acquisition, which provided the Company’s largest assumed book of business prior to the acquisition. As a result of the FSAH Acquisition, which significantly diminished the Company’s potential near future market for assuming reinsurance, combined with the continued credit crisis, which has adversely affected the fair value of the Company’s in-force policies, management determined that the full carrying value of $85.4 million of goodwill on its books prior to the FSAH Acquisition should be written off in the Third Quarter 2009. This charge does not have any adverse effect on the Company’s debt agreements or its overall compliance with the covenants of its debt agreements.

6.                                      CREDIT DERIVATIVES

Certain financial guaranties written in credit derivative form, principally in the form of insured CDS contracts, have been deemed to meet the definition of a derivative under GAAP, which requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow or foreign currency hedge. GAAP requires companies to recognize freestanding or embedded derivatives relating to beneficial interests in securitized financial instruments. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

In general, the Company structures credit derivative transactions such that the circumstances giving rise to the Company’s obligation to make loss payments is similar to that for financial guaranty insurance policies and only occurs as losses are realized on the underlying reference obligation. Nonetheless, credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. (“ISDA”) documentation and operate differently from financial guaranty insurance policies. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty policy on a direct primary basis. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty policies, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty insurance policies, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination.

Some of the Company’s CDS have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of its credit derivative contracts were terminated, the Company could be required to make a termination payment as determined under the relevant documentation, although under certain documents, the Company may have the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of the Company. As of September 30, 2009, if AGC’s ratings were downgraded to levels between BBB or Baa2 and BB+ or Ba1, certain CDS counterparties could terminate certain CDS contracts covering approximately $7.3 billion par insured, compared to approximately $7.7 billion as of June 30, 2009. The Company does not believe that it can accurately estimate the termination payments it could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with the Company. These payments could have a material adverse effect on the Company’s liquidity and financial condition.

Under a limited number of other CDS contracts, the Company may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. This requirement is based generally on a mark-to-market valuation in excess of contractual thresholds that decline if the Company’s ratings decline. As of September 30, 2009, the Company had posted approximately $569.7 million of collateral in respect of approximately $19.5 billion of par insured. Upon the downgrade of AGC by Moody’s on November 12, 2009, certain of the thresholds set out in the CDS contracts were eliminated. On November 30, 2009 AGC posted an additional $77.1 million in respect of approximately $574.5 million of par insured. The Company may be required in the future to post incremental collateral in addition to the amounts already being posted, which are mentioned above. Amounts required to be posted as collateral in the future will depend on the market values of the transactions subject to the collateral posting, which market values change from time to time.

As of November 16, 2009, if AGC were further downgraded, additional contractual thresholds would be eliminated and the amount of par that the Company would have subject to collateral posting requirements would increase to approximately $20.14 billion in the case of a downgrade below AA- or Aa3 to A+ or A1, and approximately $20.19 billion in the case of a downgrade below A- or A3 to BBB+ or Baa1 or below. In each case, the actual amounts required to be posted would be based on market conditions at the time of the posting and the applicable CDS contracts. Any such amounts posted could have a material adverse effect on the Company’s liquidity.

“Realized gains and other settlements” on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased as well as any contractual claim losses paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions (expense) income and realized gains or losses related to their early termination.

The following table disaggregates realized gains and other settlements on credit derivatives into its component parts for the Third Quarter and Nine Months 2009 and 2008:

Realized Gains and Other Settlements on Credit Derivatives

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Realized gains and other settlements on credit derivatives
Net credit derivative premiums received and receivable	$20,350	$20,251	$61,070	$60,706
Net credit derivative losses (paid and payable) recovered and recoverable	(483)	6	(483)	6
Ceding commissions received/receivable (paid/payable), net	2,057	2,138	6,310	6,548
Total realized gains and other settlements on credit derivatives	$21,924	$22,395	$66,897	$67,260

“Net unrealized gains (losses)” on credit derivatives represent the adjustments for changes in fair value that are recorded in each reporting period, under ASC 815-10. Changes in unrealized gains and losses on credit derivatives are reflected in the consolidated statements of operations in “net unrealized gains (losses)” on credit derivatives. Cumulative unrealized losses, determined on a contract by contract basis, are reflected as either net assets or net liabilities in the Company’s balance sheets. Unrealized gains and losses resulting from changes in the fair value of credit derivatives occur because of changes in interest rates, credit spreads, the credit ratings of the referenced entities and the issuing company’s own credit rating and other market factors. The unrealized gains and losses on credit derivatives will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure or early termination. If unrealized losses on credit derivatives reduce the Company’s consolidated net worth to less than 75% of the consolidated net worth of the Company as of the quarter ended June 30, 2009, the Company would be in violation of its financial covenants in its 2006 credit facility. See Note 11.

The Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the value of the Company’s contracts in principal markets. See Note 7. Inputs include expected contractual life and credit spreads, based on observable market indices and on recent pricing for similar contracts. Credit spreads capture the impact of recovery rates and performance of underlying assets, among other factors, on these contracts. The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structure terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost, based on the price to purchase credit protection on AGC. During Third Quarter 2009 and Nine Months 2009, the Company incurred net pre-tax unrealized losses on credit derivatives of $84.5 million and $332.6 million, respectively. As of September 30, 2009 the net credit liability included a reduction in the liability of $3,252.0 million representing AGC’s credit value adjustment, which was based on the market cost of AGC’s credit protection of 825 basis points. Management believes that the trading level of AGC’s credit spread was due to the correlation between AGC’s risk profile and that experienced currently by the broader financial markets and increased demand for credit protection against AGC as the result of its financial guaranty direct segment financial guarantee volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market were primarily due to continuing market concerns over the most recent vintages of Subprime RMBS and trust-preferred securities.

During Third Quarter and Nine Months 2008, the Company incurred net pre-tax unrealized losses of $91.7 million and unrealized gains of $302.5 million on credit derivatives, respectively. The Third Quarter 2008 loss included a gain of $1,626.7 million associated with the change in AGC’s credit spread, which widened substantially from 900 basis points at June 30, 2008 to 1,255 basis points at September 30, 2008.

The total notional amount of credit derivative exposure outstanding as of September 30, 2009 and December 31, 2008 and included in the Company’s financial guaranty exposure was $48.6 billion and $54.4 billion, respectively.

The components of the Company’s unrealized gain (loss) on credit derivatives as of and for the three and nine months ended September 30, 2009 are:

	As of September 30, 2009		Third Quarter	Nine Months
		Weighted	2009	2009
	Net Par	Average Credit	Unrealized	Unrealized
Asset Type	Outstanding	Rating(1)	Gain (Loss)	Gain (Loss)
	(in billions)		(in millions)
Pooled corporate obligations:
High yield corporates	$16.9	AAA	$0.9	$(60.3)
Trust preferred securities	4.7	BBB-	(25.5)	(25.2)
Market value CDOs of corporate obligations	3.1	AAA	(1.9)	(8.0)
Investment grade corporates	1.7	AAA	0.6	3.5
CDO of CDOs (corporate)	—		5.0	4.9
Total pooled corporate obligations	26.4	AA	(20.9)	(85.1)
U.S. RMBS:
Alt-A first lien	4.5	BB+	(38.6)	(239.0)
Subprime lien	4.0	A+	0.7	(2.1)
Prime first lien	2.5	A+	(19.9)	(78.7)
Total U.S. RMBS	11.0	A-	(57.8)	(319.8)
Commercial mortgage-backed securities	6.1	AAA	—	(26.2)
Other	5.1	AA-	(5.8)	98.5
Total	$48.6	AA	$(84.5)	$(332.6)

(1)                                  Based on the Company’s internal rating, which is on a ratings scale similar to that used by the nationally recognized rating agencies.

Corporate collateralized loan obligations (“CLOs”), synthetic pooled corporate obligations, market value CDOs, and trust preferred securities (“TRUPS”), which comprise the Company’s pooled corporate exposures, include all U.S. structured finance pooled corporate obligations and international pooled corporate obligations. RMBS are comprised of prime and Subprime U.S. mortgage-backed and home equity securities, international RMBS and international home equity securities. Commercial mortgage-backed securities are comprised of commercial U.S. structured finance and commercial international mortgage backed securities. “Other” includes all other U.S. and international asset classes, such as commercial receivables, and international infrastructure and pooled infrastructure securities.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and, except in the case of TRUPS, industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure in the financial guaranty direct segment consists of CLOs or synthetic pooled corporate obligations. Most of these direct CLOs have an average obligor size of less than 1% and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s $5.1 billion exposure to “Other” CDS contracts is also highly diversified. It includes $2.6 billion of exposure to four pooled infrastructure transactions comprised of diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $2.5 billion of exposure in “Other” CDS contracts is comprised of numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, infrastructure, regulated utilities and consumer receivables. Substantially all of this $5.1 billion of exposure is rated investment grade and the weighted average credit rating is AA-.

The unrealized loss of $5.8 million in Third Quarter 2009 and unrealized gain of $98.5 million in Nine Months 2009 on “Other CDS” contracts is primarily attributable to implied spread narrowing during Nine Months 2009 on several UK public finance infrastructure transactions and a film securitization transaction.

With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

The Company’s exposure to the mortgage industry is discussed in Note 4.

As of September 30, 2009 and December 31, 2008, the Company considered the impact of its own credit risk, in combination with credit spreads on risk that it assumes through CDS contracts, in determining the fair value of its credit derivatives. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. The quoted price of CDS contracts traded on AGC at September 30, 2009 and December 31, 2008 was 825 basis points and 1,775 basis points, respectively. Historically, the price of CDS traded on AGC moves directionally the same as general market spreads. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company. At September 30, 2009, the values of our CDS contracts before and after considering implications of our credit spreads were negative $3,747.4 million and negative $495.4 million, respectively. At December 31, 2008, the values of our CDS contracts before and after considering implications of our credit spreads were negative $3,569.1 million and negative $331.3 million, respectively.

The following table presents additional details about the Company’s unrealized loss on pooled corporate obligation credit derivatives by asset type, as of September 30, 2009:

Asset Type	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(2)	Third Quarter 2009 Unrealized Gain (Loss) (in millions)	Nine Months 2009 Unrealized Gain (Loss) (in millions)
High yield corporate obligations	35.3%	29.6%	$16.9	AAA	$0.9	$(60.3)
Trust preferred securities	46.5	37.6	4.7	BBB-	(25.5)	(25.2)
Market value CDOs of corporate obligations	38.8	41.5	3.1	AAA	(1.9)	(8.0)
Investment grade corporate obligations	30.0	29.4	1.7	AAA	0.6	3.5
CDO of CDOs (corporate obligations)	—	—	—	—	5.0	4.9
Total	37.4%	32.4%	$26.4	AA	$(20.9)	$(85.1)

(1)                                  Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)                                  Based on the Company’s internal rating, which is on a ratings scale similar to that used by the nationally recognized rating agencies.

The following table presents additional details about the Company’s unrealized gain (loss) on credit derivatives associated with commercial mortgage-backed securities by vintage as of September 30, 2009:

Vintage	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(2)	Third Quarter 2009 Unrealized Gain (Loss) (in millions)	Nine Months 2009 Unrealized Gain (Loss) (in millions)
2004 and Prior	26.1%	37.7%	$0.9	AAA	$(0.3)	$(0.8)
2005	27.2	25.8	3.0	AAA	0.1	(14.9)
2006	29.7	28.7	1.6	AAA	0.2	(8.2)
2007	46.6	44.8	0.6	AAA	(0.0)	(2.3)
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
Total	29.6%	29.9%	$6.1	AAA	$—	$(26.2)

(1)                                  Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)                                  Based on the Company’s internal rating, which is on a ratings scale similar to that used by the nationally recognized rating agencies.

The following tables present additional details about the Company’s unrealized loss on credit derivatives associated with RMBS by vintage and asset type as of September 30, 2009:

Vintage	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(2)	Third Quarter 2009 Unrealized Gain (Loss) (in millions)	Nine Months 2009 Unrealized Gain (Loss) (in millions)
2004 and Prior	5.6%	16.0%	$0.3	AA+	$0.2	$(3.0)
2005	26.4	56.1	3.0	AA-	(1.3)	(1.3)
2006	18.4	25.2	2.8	A+	(12.5)	(13.1)
2007	18.5	19.5	4.9	BB+	(44.2)	(302.4)
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
Total	20.3%	30.8%	$11.0	A-	$(57.8)	$(319.8)

(1)                                  Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)                                  Based on the Company’s internal rating, which is on a ratings scale similar to that used by the nationally recognized rating agencies.

Asset Type	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(2)	Third Quarter 2009 Unrealized Gain (Loss) (in millions)	Nine Months 2009 Unrealized Gain (Loss) (in millions)
Alt-A loans	20.3%	22.1%	$4.5	BB+	$(38.6)	$(239.0)
Subprime lien	27.5	53.0	4.0	A+	0.7	(2.1)
Prime first lien	9.1	12.2	2.5	A+	(19.9)	(78.7)
Total	20.3%	30.8%	$11.0	A-	$(57.8)	$(319.8)

(1)                                  Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)                                  Based on the Company’s internal rating, which is on a ratings scale similar to that used by the nationally recognized rating agencies.

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivatives positions assuming immediate parallel shifts in credit spreads on the Company and on the risks that it assumes at September 30, 2009:

(Dollars in millions)

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Pre-Tax Change in Gain / (Loss)
September 30, 2009:
100% widening in spreads	$(1,577.5)	$(1,082.1)
50% widening in spreads	(1,036.5)	(541.1)
25% widening in spreads	(766.0)	(270.6)
10% widening in spreads	(603.7)	(108.3)
Base Scenario	(495.4)	—
10% narrowing in spreads	(420.4)	75.0
25% narrowing in spreads	(310.6)	184.8
50% narrowing in spreads	(129.9)	365.5

(1) Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

The Company had no derivatives designated as hedges during 2009 and 2008.

7.                                      FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments are presented in the following table:

	As of September 30, 2009		As of December 31, 2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands of U.S. dollars)
Assets:
Fixed maturity securities	$1,746,828	$1,746,828	$1,511,329	$1,511,329
Cash and short-term investments	231,697	231,697	117,809	117,809
Credit derivative assets	229,327	229,327	139,494	139,494
Committed capital securities, at fair value	8,922	8,922	51,062	51,062
Liabilities:
Unearned premium reserves(1)	992,065	1,165,058	707,957	739,117
Credit derivative liabilities	905,270	905,270	481,040	481,040
Off-Balance Sheet Instruments:
Future installment premiums	—	—	—	190,970

(1)                                  Includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

Background

Effective January 1, 2008, the Company adopted ASC 820-10. ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820-10 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on the market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e. the most advantageous market).

ASC 820-10 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. In accordance with ASC 820-10, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

•                  Level 1—Quoted prices for identical instruments in active markets.

•                  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

•                  Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available.

An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Financial Instruments Carried at Fair Value on a Recurring Basis

The measurement provision of ASC 820-10 applies to both amounts recorded in the Company’s financial statements and to disclosures. Amounts recorded at fair value in the Company’s financial statements on a recurring basis are included in the tables below. The fair value of these items as of September 30, 2009 is summarized in the following table.

Fair Value Hierarchy of Financial Instruments

Recurring Basis

As of September 30, 2009

		Fair Value Measurements Using
(Dollars in millions)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Fixed maturity securities:
U.S. government and agencies	$440.3	$—	$440.3	$—
Obligations of state and political subdivisions	1,061.5	—	1,061.5	—
Corporate securities	69.9	—	69.9	—
Mortgage-backed securities:
Residential mortgage-backed securities	12.1	—	12.1	—
Commercial mortgage-backed securities	78.3	—	78.3	—
Asset-backed securities	0.1	—	0.1	—
Foreign government securities	84.5	—	84.5	—
Short-term investments	226.8	89.9	136.9	—
Credit derivative assets	229.3	—	—	229.3
CCS Securities	8.9	—	8.9	—
Total assets	$2,211.7	$89.9	$1,892.5	$229.3
Liabilities
Credit derivative liabilities	$905.3	$—	$—	$905.3
Total liabilities	$905.3	$—	$—	$905.3

Fair Value Hierarchy of Financial Instruments

Recurring Basis

As of December 31, 2008(1)

		Fair Value Measurements Using
(Dollars in millions)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Fixed maturity securities:
U.S. government and agencies	$73.3	$—	$73.3	$—
Obligations of state and political subdivisions	1,114.4	—	1,114.4	—
Corporate securities	87.5	—	87.5	—
Mortgage-backed securities:
Residential mortgage-backed securities	85.9	—	85.9	—
Commercial mortgage-backed securities	68.2	—	68.2	—
Asset-backed securities	22.5	—	22.5	—
Foreign government securities	54.3	—	54.3	—
Preferred stock	5.3	—	5.3	—
Short-term investments	110.0	23.8	86.2	—
Credit derivative assets	139.5	—	—	139.5
CCS Securities	51.1	—	51.1	—
Total assets	$1,811.9	$23.8	$1,648.6	$139.5
Liabilities
Credit derivative liabilities	$481.0	$—	$—	$481.0
Total liabilities	$481.0	$—	$—	$481.0

(1)   Reclassified to conform to the current period’s presentation. Some amounts may not add due to rounding.

Fixed Maturity Securities and Short-term Investments

The fair value of fixed maturity securities and short-term investments is determined using one of three different pricing services: pricing vendors, index providers or broker-dealer quotations. Pricing services for each sector of the market are determined based upon the provider’s expertise.

The Company’s third-party investment manager obtains prices from pricing services, index providers or broker-dealers. From time to time a pricing source may be updated to improve consistency of coverage and/or accuracy of prices.

Generally one price is obtained for each security. Where multiple prices are obtained, the investment manager maintains a hierarchy by asset class to prioritize the pricing source to be used. The investment manager performs daily and monthly controls to ensure completeness and accuracy of security prices, such as reviewing missing price or stale price data and day-over-day variance reports by asset class. The investment manager maintains a valuation oversight committee that is required to approve all changes in pricing practices and policies.

Fixed maturity securities are valued by broker-dealers, pricing services or index providers using standard market conventions. The market conventions utilize market quotations, market transactions in comparable instruments, and various relationships between instruments such as yield to maturity, dollar prices and spread prices in determining value. Generally, all of the Company’s fixed maturity securities are priced using matrix pricing. The Company used no model processes to price its fixed maturity securities as of September 30, 2009.

Broker-dealer quotations obtained to price securities are generally considered to be indicative and are nonactionable (i.e. non-binding).

The Company is provided with a pricing chart, which for each asset class provides the pricing source, pricing methodology and recommended fair value level. The Company reviews the pricing source of each security each reporting period to determine the method of pricing and appropriateness of fair value level. The Company considers securities prices from pricing services, index providers or broker-dealers to be Level 2 in the fair value hierarchy. Prices determined based upon model processes are considered to be Level 3 in the fair value hierarchy. No investments were classified as Level 3 as of or for the three- and nine-month periods ended September 30, 2009.

The Company did not make any internal adjustments to prices provided by its third party pricing service.

Committed Capital Securities

The fair value of committed capital securities (“CCS Securities”) represents the present value of remaining expected put option premium payments under the CCS Securities agreements and the value of such estimated payments based upon the quoted price for such premium payments as of September 30, 2009 (see Note 11). The $8.9 million fair value asset for CCS Securities is included in the consolidated balance sheet. Changes in fair value of this asset are included in the consolidated statement of operations. The significant market inputs used are observable, therefore, the Company classified this fair value measurement as Level 2.

Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts (see Note 6). The Company does not typically exit its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. The Company accordingly believes the credit derivative valuations are in Level 3 in the fair value hierarchy discussed above.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining expected premiums the Company receives for the credit protection and the estimated present value of premiums that a comparable financial guarantor would hypothetically charge the Company for the same protection at the balance sheet date. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows.

Market conditions at September 30, 2009 were such that market prices of the Company’s CDS contracts were not generally available. Where market prices were not available, the Company used a combination of observable market data and valuation models, using various market indices, credit spreads, the Company’s own credit risk, and estimated contractual payments to estimate the “Unrealized gains (losses) on credit derivatives” portion of the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from credit derivatives sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions, relatively high attachment points and the fact that the Company does not exit derivatives it sells for credit protection purposes, except under specific circumstances such as novations upon exiting a line of business. Because of these terms and conditions, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. These models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely market information.

Valuation models include the use of management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, performance of underlying assets, life of the instrument, and the extent of credit derivative exposure the Company ceded under reinsurance agreements, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine its fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

The Company’s credit derivatives consist primarily of insured CDS contracts (see Note 6). The Company does not typically exit its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. The Company accordingly believes the credit derivative valuations are in Level 3 in the fair value hierarchy discussed above.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining expected premiums the Company receives for the credit protection and the estimated present value of premiums that a comparable financial guarantor would hypothetically charge the Company for the same protection at the balance sheet date. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows.

Market conditions at September 30, 2009 were such that market prices of the Company’s CDS contracts were not generally available. Where market prices were not available, the Company used a combination of observable market data and valuation models, using various market indices, credit spreads, the Company’s own credit risk, and estimated contractual payments to estimate the “Unrealized gains (losses) on credit derivatives” portion of the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from credit derivatives sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions, relatively high attachment points and the fact that the Company does not exit derivatives it sells for credit protection purposes, except under specific circumstances such as novations upon exiting a line of business. Because of these terms and conditions, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. These models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely market information.

Valuation models include the use of management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, performance of underlying assets, life of the instrument, and the extent of credit derivative exposure the Company ceded under reinsurance agreements, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine its fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

The key assumptions of the Company’s internally developed model include the following:

•      Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate (“LIBOR”). Such pricing is well established by historical financial guaranty fees relative to capital market spreads as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

•      Gross spread on a financial guaranty written in CDS form is allocated among:

1.             the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction;

2.             premiums paid to the Company for the Company’s credit protection provided; and

3.             the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company.

The premium the Company receives is referred to as the “net spread.” The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS sold on AGC. The cost to acquire CDS protection sold on AGC affects the amount of spread on CDS deals that the Company captures and, hence, their fair value. As the cost to acquire CDS protection sold on AGC increases, the amount of premium the Company captures on a deal generally decreases. As the cost to acquire CDS protection sold on AGC decreases, the amount of premium the Company captures on a deal generally increases. In the Company’s model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This has the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

•      The Company determines the fair value of its CDS contracts by applying the net spread for the remaining duration of each contract to the notional value of its CDS contracts.

•      Actual transactions are used to validate the model results and to explain the correlation between various market indices and indicative CDS market prices.

The Company’s specific model inputs are gross spread, credit spreads on risks assumed and credit spreads on the Company’s name.

Gross spread is an input into the Company’s fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer risk at the reporting date. The Company’s estimate of fair value represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk from the Company on the current reporting date, on terms identical to the original contracts written by the Company and at the contractual premium for each individual credit derivative contract. This is an observable input that the Company obtains for deals it has closed or bid on in the market place.

The Company obtains credit spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions) as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resembles the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. As discussed previously, these indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. As of September 30, 2009, the Company obtained approximately 9% of its credit spread data, based on notional par outstanding, from sources published by third parties, while 91% was obtained from market sources or similar market indices. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants and or market traders whom are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original Gross Spread/Cash Bond Price (in Bps)	185		500
Bank Profit (in Bps)	115	62%	50	10%
Hedge Cost (in Bps)	30	16	440	88
AGC Premium Received Per Annum (in Bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario AGC received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario AGC would receive premium of 10 basis points, or 2% of the gross spread.

In this example, the contractual cash flows (the AGC premium above) exceed the amount a market participant would require AGC to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rate discounted at the corresponding London Inter-Bank Offer Rate (“LIBOR”) over the weighted average remaining life of the contract. The expected future cash flows for the Company’s credit derivatives were discounted at rates ranging from 0.5% to 4% at September 30, 2009.

The Company corroborates the assumptions in its fair value model, including the amount of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. Recent increases in the CDS spread on AGC have resulted in the bank or deal originator hedging a greater portion of its exposure to AGC. This has the effect of reducing the amount of contractual cash flows AGC can capture for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative asset under ASC 820-10 is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize an asset representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.

To clarify, management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation.

The following spread hierarchy is utilized in determining which source of spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

•      Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available, they are used).

•      Credit spreads are interpolated based upon market indices or deals priced or closed during a specific quarter within a specific asset class and specific rating.

•      Credit spreads provided by the counterparty of the CDS.

•      Credit spreads are extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

As of September 30, 2009, the Company obtained approximately 5% of its credit spread information, based on notional par outstanding, from actual collateral specific credit spreads, while 91% was based on market indices and 4% was based on spreads provided by the CDS counterparty. The Company interpolates a curve based on the historical relationship between premium the Company receives when a financial guaranty written in CDS form closes to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For specific transactions where no price quotes are available and credit spreads need to be extrapolated, an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy is chosen. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness. In addition, management compares the relative change experienced on published market indices for a specific asset class for reasonableness and accuracy.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•      The model takes account of transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•      The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•      The Company is able to use actual transactions to validate its model results and to explain the correlation between various market indices and indicative CDS market prices.

•      The model is a well-documented, consistent approach to valuing positions that minimizes subjectivity. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•      There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•      There is a very limited market in which to verify the fair values developed by the Company’s model.

•      At September 30, 2009, the markets for the inputs to the model were highly illiquid, which impacts their reliability. However, the Company employs various procedures to corroborate the reasonableness of quotes received and calculated by the Company’s internal valuation model, including comparing to other quotes received on similarly structured transactions, observed spreads on structured products with comparable underlying assets and, on a selective basis when possible, through second independent quotes on the same reference obligation.

•      Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Limitations on Model

As discussed above, the Company does not trade or exit its credit derivative contracts in the normal course of business. As such, the ability to test modeled results is limited by the absence of actual exit transactions. However, management does compare modeled results to actual data that is available. Management first attempts to compare modeled values to premiums on deals the Company received on new deals written within the reporting period. If no new transactions were written for a particular asset type in the period or if the number of transactions is not reflective of a representative sample, management compares modeled results to premium bids offered by the Company to provide credit protection on new transactions within the reporting period, the premium the Company has received on historical transactions to provide credit protection in net tight and wide credit environments and/or the premium on transactions closed by other financial guaranty insurance companies during the reporting period.

The net par outstanding of the Company’s credit derivative contracts was $48.6 billion and $54.4 billion at September 30, 2009 and December 31, 2008, respectively. The estimated remaining average life of these contracts at September 30, 2009 was 8.2 years.

As required by ASC 820-10, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As of September 30, 2009, these contracts are classified as Level 3 in the ASC 820-10 hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

Level 3 Instruments

The table below presents a reconciliation of the Company’s credit derivatives whose fair value included significant unobservable inputs (Level 3) during the three months ended September 30, 2009 and 2008.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Third Quarter 2009	Third Quarter 2008
(Dollars in thousands)	Credit Derivative Asset (Liability), net	Credit Derivative Asset (Liability), net

Beginning Balance, June 30	$(580,043)	$(73,953)
Total gains or losses realized and unrealized
Unrealized gains (losses) on credit derivatives	(84,539)	(91,683)
Realized gains and other settlements on credit derivatives	21,924	22,395
Current period net effect of purchases, settlements and other activity included in unrealized portion of beginning balance	(33,285)	(20,129)
Transfers in and/or out of Level 3	—	—
Ending Balance, September 30	$(675,943)	$(163,370)

Gains and losses (realized and unrealized) included in earnings for the period are reported as follows:
Total realized and unrealized gains (losses) included in earnings for the period	$(62,615)	$(69,288)

Change in unrealized gains (losses) on credit derivatives still held at the reporting date	$(75,643)	$(92,274)

The table below presents a reconciliation of the Company’s credit derivatives whose fair value included significant unobservable inputs (Level 3) during the nine months ended September 30, 2009 and 2008.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Nine Months 2009	Nine Months 2008
(Dollars in thousands)	Credit Derivative Liability (Asset), net	Credit Derivative Liability (Asset), net
Beginning Balance, January 1	$(341,546)	$(469,310)
Total gains or losses realized and unrealized
Unrealized gains (losses) on credit derivatives	(332,572)	302,486
Realized gains and other settlements on credit derivatives	66,897	67,260
Current period net effect of purchases, settlements and other activity included in unrealized portion of beginning balance	(68,722)	(63,806)
Transfers in and/or out of Level 3	—	—
Ending Balance, September 30	$(675,943)	$(163,370)

Gains and losses (realized and unrealized) included in earnings for the period are reported as follows:
Total realized and unrealized gains (losses) included in earnings for the period	$(265,675)	$369,746

Change in unrealized gains (losses) on credit derivatives still held at the reporting date	$(323,526)	$296,572

Unearned Premium Reserves

The fair value of the Company’s unearned premium reserves was based on the management’s estimate of what a similarly rated financial guaranty insurance company would demand to assume the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserves for stressed losses and ceding commissions. The significant inputs for stressed losses and ceding commissions were not readily observable inputs. The Company accordingly classified this fair value measurement as Level 3.

Future Installment Premiums

As described in Note 4, with the adoption of ASC 944-20 effective January 1, 2009, future installment premiums are included in the unearned premium reserves for contracts written in financial guaranty form. See “Unearned Premium Reserves” section above for additional information.

Prior to adoption of ASC 944-20, future installment premiums were not recorded in the Company’s financial statements. The fair value of the Company’s installment premiums was derived by calculating the present value of the estimated future cash flow stream for financial guaranty installment premiums discounted at 6.0%. The significant inputs used to fair value this item were observable. The Company accordingly classified this fair value measurement as Level 2.

8.             INVESTMENT PORTFOLIO

The following table summarizes the Company’s aggregate investment portfolio:

Investment Portfolio by Security Type

	As of September 30, 2009
Investment Category	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	OTTI in OCI
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$429,943	$10,355	$—	$440,298	$—
Obligations of state and political subdivisions	998,124	64,339	(928)	1,061,535	—
Corporate securities	66,878	3,253	(269)	69,862	—
Mortgage-backed securities:
Residential mortgage-backed securities	14,917	—	(2,787)	12,130	7,955
Commercial mortgage-backed securities	81,897	916	(4,475)	78,338	3,730
Asset-backed securities	144	—	—	144	—
Foreign government securities	80,558	3,967	(4)	84,521	—
Preferred stock	—	—	—	—	—
Total fixed maturity securities	1,672,461	82,830	(8,463)	1,746,828	11,685
Short-term investments	226,760	—	—	226,760	—
Total investments	$1,899,221	$82,830	$(8,463)	$1,973,588	$11,685

	As of December 31, 2008 (1)
Investment Category	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$63,788	$9,518	$—	$73,306
Obligations of state and political subdivisions	1,126,770	31,306	(43,639)	1,114,437
Corporate securities	89,209	2,129	(3,874)	87,464
Mortgage-backed securities:
Residential mortgage-backed securities	83,919	2,566	(565)	85,920
Commercial mortgage-backed securities	78,443	—	(10,286)	68,157
Asset-backed securities	24,308	—	(1,826)	22,482
Foreign government securities	50,182	4,116	—	54,298
Preferred stock	5,375	—	(110)	5,265
Total fixed maturity securities	1,521,994	49,635	(60,300)	1,511,329
Short-term investments	109,986	—	—	109,986
Total investments	$1,631,980	$49,635	$(60,300)	$1,621,315

(1)   Reclassified to conform to the current period’s presentation.

Approximately 5% and 10% of the Company’s total investment portfolio as of September 30, 2009 and December 31, 2008, respectively, was composed of mortgage backed securities, including collateralized mortgage obligations and commercial mortgage backed securities. As of September 30, 2009 and December 31, 2008, respectively, approximately 0% and 51% of the Company’s total mortgage backed securities were government agency obligations. As of September 30, 2009 and December 31, 2008, the weighted average credit quality of the Company’s entire investment portfolio was AA+ and AA, respectively. The Company’s portfolio is comprised primarily of high-quality, liquid instruments. The Company continues to receive sufficient information to value its investments and has not had to modify its approach due to the current market conditions.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities as of September 30, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed Income Securities in Investment Portfolio

by Contractual Maturity

	Amortized Cost	Estimated Fair Value
	(in thousands of U.S. dollars)
Due within one year	$8,048	$8,164
Due after one year through five years	466,032	476,567
Due after five years through ten years	299,107	318,514
Due after ten years	802,460	853,115
Mortgage-backed securities:
Residential mortgage-backed securities	14,917	12,130
Commercial mortgage-backed securities	81,897	78,338
Total	$1,672,461	$1,746,828

Proceeds from the sale of available-for-sale fixed maturity securities were $504.0 million and $176.7 million for the nine months ended September 30, 2009 and 2008, respectively.

Net Realized Investment Gains (Losses)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)

Gains on investment portfolio	$3,488	$604	$17,132	$3,694
Losses on investment portfolio	(2,098)	(3,064)	(5,879)	(3,667)
Other than temporary impairments	(822)	(4,233)	(5,091)	(4,496)
Net realized investment gains	$568	$(6,693)	$6,162	$(4,469)

Net Investment Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)
Income from fixed maturity securities	$19,515	$19,262	$58,668	$51,982
Income from short-term investments	125	935	816	2,498
Gross investment income	19,640	20,197	59,484	54,480
Less: investment expenses	399	302	1,229	1,039
Net investment income	$19,241	$19,895	$58,255	$53,441

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts of $7.5 million and $18.7 million as of September 30, 2009 and December 31, 2008, respectively, for the benefit of reinsured companies and for the protection of policyholders, generally in states in which the Company or its subsidiaries, as applicable, are not licensed or accredited.

Under certain derivative contracts, the Company is required to post eligible securities as collateral, generally cash or U.S. government or agency securities. The need to post collateral under these transactions is generally based on mark-to-market valuation in excess of contractual thresholds. The fair market value of the Company’s pledged securities totaled $569.7 million and $134.2 million as of September 30, 2009 and December 31, 2008, respectively.

The Company is not exposed to significant concentrations of credit risk within its investment portfolio.

No material investments of the Company were non-income producing for the three and nine months ended September 30, 2009 and 2008.

Other-Than Temporary Impairment Methodology

The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

•      a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•      a decline in the market value of a security for a continuous period of 12 months;

•      recent credit downgrades of the applicable security or the issuer by rating agencies;

•      the financial condition of the applicable issuer;

•      whether loss of investment principal is anticipated;

•      whether scheduled interest payments are past due; and

•      whether the Company has the intent to sell a security prior to its recovery in fair value.

If the Company believes a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss on the balance sheet in “accumulated other comprehensive income” in shareholder’s equity.

As discussed in more detail below, prior to April 1, 2009, the reviews for impairment of investments were conducted pursuant to FSP No. 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” and accordingly, any unrealized loss identified as other than temporary was recorded directly in the consolidated statement of income. As of April 1, 2009, the Company adopted ASC 320-10-65-1. Accordingly, any credit-related impairment related to debt securities the Company does not plan to sell and is more-likely-than-not not to be required to sell is recognized in the consolidated statement of income, with the non-credit-related impairment recognized in other comprehensive income (“OCI”). For other impaired debt securities, where the Company has the intent to sell the security or where the entire impairment is deemed by the Company to be credit-related, the entire impairment is recognized in the consolidated statement of income.

Effective with the adoption of ASC 320-10-65-1 the Company recognizes an OTTI loss in earnings for a debt security in an unrealized loss position when either:

(a)           the Company has the intent to sell the debt security; or

(b)           it is more likely than not the Company will be required to sell the debt security before its anticipated recovery.

For all debt securities in unrealized loss positions that do not meet either of these two criteria, the Company analyzes the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company’s estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset-backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

Prior to adoption of ASC 320-10-65-1 on April 1, 2009, if the Company believed the decline was “other than temporary,” the Company would write down the carrying value of the investment and record a realized loss in its consolidated statement of operations equal to the total difference between amortized cost and fair value at the impairment measurement date.

In periods subsequent to the recognition of an OTTI loss, the impaired debt security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security, if the recoverable value of the investment based upon those cash flows is greater than the carrying value of the investment after the impairment.

The Company’s assessment of a decline in value includes management’s current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

The following tables present a three- and nine-month roll-forward of the credit loss component of the amortized cost of fixed maturity securities that the Company has written down for OTTI where the portion related to other factors was recognized in OCI.

Three Months Ended September 30, 2009
(in thousands)
Balance, beginning of period	$1,788
Additions for credit losses on securities for which an OTTI was not previously recognized	—
Additions for credit losses on securities for which an OTTI was previously recognized	217
Balance, end of period	$2,005

Nine Months Ended September 30, 2009
(in thousands)
Balance, beginning of period(1)	$28
Additions for credit losses on securities for which an OTTI was not previously recognized	1,642
Additions for credit losses on securities for which an OTTI was previously recognized	335
Balance, end of period	$2,005

(1)           The Company adopted ASC 320-10-65-1 on April 1, 2009.

As of September 30, 2009, amounts, net of tax, in AOCI include $(2.6) million for securities for which we have recognized OTTI and $50.9 million for securities for which we have not recognized OTTI. As of December 31, 2008, substantially all of AOCI related to unrealized gains and losses on securities.

The following tables summarize, for all securities in an unrealized loss position as of September 30, 2009 and December 31, 2008, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

As of September 30, 2009

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss

(in millions of U.S. dollars)

U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	—	—	52.2	(0.9)	52.2	(0.9)
Corporate securities	—	—	1.7	(0.3)	1.7	(0.3)
Mortgage-backed securities:
Residential mortgage-backed securities	10.5	(2.7)	1.6	(0.1)	12.1	(2.8)
Commercial mortgage-backed securities	17.2	(1.3)	30.4	(3.2)	47.6	(4.5)
Asset-backed securities	3.0	—	—	—	3.0	—
Foreign government securities	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—
Total	$30.7	$(4.0)	$85.9	$(4.5)	$116.6	$(8.5)

	As of December 31, 2008(1)
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in millions of U.S. dollars)
U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	429.3	(24.6)	116.6	(19.1)	545.9	(43.6)
Corporate securities	29.4	(3.1)	5.3	(0.8)	34.6	(3.9)
Mortgage-backed securities
Residential mortgage-backed securities	2.1	(0.5)	2.2	—	4.3	(0.6)
Commercial mortgage-backed securities	53.8	(10.3)			53.8	(10.3)
Asset-backed securities	22.4	(1.8)	—	—	22.4	(1.8)
Foreign government securities	—	—	—	—	—	—
Preferred stock	5.3	(0.1)	—	—	5.3	(0.1)
Total	$542.2	$(40.4)	$124.0	$(19.9)	$666.2	$(60.3)

(1)   Reclassified to conform to the current period’s presentation.

The above unrealized loss balances are comprised of 25 and 132 fixed maturity securities as of September 30, 2009 and December 31, 2008, respectively. As of September 30, 2009, the Company’s gross unrealized loss position stood at $8.5 million compared to $60.3 million at December 31, 2008. The $51.8 million decrease in gross unrealized losses was primarily attributable to municipal securities, $42.7 million, corporate securities, $3.6 million, and mortgage backed securities, $3.6 million. The decrease in gross unrealized losses during the nine months ended September 30, 2009 was related to the recovery of liquidity in the financial markets offset in part by a $8.9 million transition adjustment for adoption of FSP 115-2.

As of September 30, 2009, the Company had 17 securities in an unrealized loss position for greater than 12 months, representing a gross unrealized loss of $4.5 million. Of these securities, 5 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2009 was $2.6 million. This unrealized loss is primarily attributable to the market illiquidity and volatility in the U.S. economy mentioned above and not specific to individual issuer credit. Except as noted below, the Company has recognized no other than temporary impairment losses and has the ability and intent to hold these securities until a recovery in value.

The Company recognized $0.8 million and $5.1 million of other than temporary impairment losses substantially related to mortgage backed and corporate securities for the three and nine months ended September 30, 2009, respectively. The 2009 OTTI represents the credit component of the changes in unrealized losses for impaired securities. The Company intends to hold these securities until there is a recovery in their value. The Company continues to monitor the value of these investments. Future events may result in further impairment of the Company’s investments. The Company recognized $4.2 million and $4.5 million of other than temporary impairment losses related to corporate securities for the three- and nine-month periods ended September 30, 2008, respectively.

9.             REINSURANCE

The Company enters into reinsurance agreements with non-affiliated companies to limit its exposure to risk on an on-going basis. In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Direct, assumed, and ceded premium and loss and loss adjustment expense amounts for three and nine months ended September 30, 2009 and 2008 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)
Premiums Written
Direct	$130,789	$70,756	$408,417	$413,738
Assumed	(1,101)	1,952	97,315	2,771
Ceded	(37,512)	(20,044)	(154,469)	(124,391)
Net	$92,176	52,664	$351,263	$292,118

Premiums Earned
Direct	$18,002	$27,185	$154,129	$65,600
Assumed	2,656	10,565	20,481	21,973
Ceded	(7,262)	(10,007)	(66,823)	(24,775)
Net	$13,396	$27,743	$107,787	$62,798

Loss and Loss Adjustment Expenses
Direct	$96,519	$67,394	$140,524	$131,523
Assumed	15,103	(488)	33,979	101
Ceded	(33,786)	(21,644)	(28,858)	(39,342)
Net	$77,836	$45,262	$145,645	$92,282

10.          COMMITMENTS AND CONTINGENCIES

Leases

The Company and its subsidiary are party to various lease agreements. In June 2008, the Company entered into a new five-year lease agreement for New York office space. Future minimum annual payments of $5.3 million for the first twelve month period and $5.7 million for subsequent twelve month periods commenced October 1, 2008 and are subject to escalation in building operating costs and real estate taxes. As a result of the FSAH Acquisition, during Third Quarter 2009 the Company decided not to occupy the office space described above and subleased it to two tenants for total minimum annual payments of approximately $3.7 million until October 2013. The Company wrote off related leasehold improvements and recorded a pre-tax loss on the sublease of $11.7 million in Second Quarter 2009, which is included in “other operating expenses” and “other liabilities” in the unaudited consolidated income statements and balance sheets, respectively.

Lease payments for the remainder of 2009, each of the next four calendar years ending December 31, and thereafter are as follows:

Future Minimum Rental Payments

Year	(in thousands)
2009	$1,075
2010	2,434
2011	2,434
2012	2,434
2013	2,102
Thereafter	1,190
Total	$11,669

Litigation

In the ordinary course of their respective businesses, the Company and its subsidiary assert claims in legal proceedings against third parties to recover losses paid in prior periods. The amounts, if any, the Company or AGUK will recover in these proceedings are uncertain, although recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company’s results of operations in that particular quarter or fiscal year.

It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company could have a material adverse effect on the Company’s results of operations in a particular quarter or fiscal year.

Reinsurance

The Company is party to reinsurance agreements with other monoline financial guaranty insurance companies. The Company’s facultative and treaty agreements are generally subject to termination:

(a)                                  upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal,

(b)                                 at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

(c)                                  upon certain changes of control of the Company.

Upon termination under the conditions set forth in (b) and (c) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the ceded business. Upon the occurrence of the conditions set forth in (b) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid. See Note 9.

11.          CREDIT FACILITIES

2006 Credit Facility

On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the “2006 Credit Facility”) with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, AGUK, Assured Guaranty Re Ltd. (“AG Re”), Assured Guaranty Re Overseas Ltd. (“AGRO”) and AGL are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower. Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by AGL, AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AGUK. The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million. The 2006 Credit Facility also provides that AGL may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million. Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

At the closing of the 2006 Credit Facility, AGC guaranteed the obligations of AGUK under the facility and Assured Guaranty Ltd. guaranteed the obligations of AG Re and AGRO under the facility and agreed that, if the Company consolidated assets (as defined in the related credit agreement) of AGC and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of AGC and AGUK under the facility. At the same time, Assured Guaranty Overseas US Holdings Inc. guaranteed the obligations of AGL, AG Re and AGRO under the facility, and each of AG Re and AGRO guaranteed the other as well as AGL.

The 2006 Credit Facility’s financial covenants require that AGL:

(a)                                  maintain a minimum net worth of 75% of the Consolidated Net Worth of Assured Guaranty as of the quarter ended June 30, 2009; and

(b)                                 maintain a maximum debt-to-capital ratio of 30%.

In addition, the 2006 Credit Facility requires that AGC maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter ended June 30, 2006. Furthermore, the 2006 Credit Facility contains restrictions on AGL and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions. Most of these restrictions are subject to certain minimum thresholds and exceptions. The 2006 Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements. A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding. As of September 30, 2009 and December 31, 2008, Assured Guaranty was in compliance with all of the financial covenants.

As of September 30, 2009 and December 31, 2008, no amounts were outstanding under this facility. There have not been any borrowings under the 2006 Credit Facility.

Letters of credit totaling approximately $2.9 million and $2.9 million remained outstanding as of September 30, 2009 and December 31, 2008, respectively. The Company obtained the letters of credit in connection with entering into a lease for new office space in 2008, which space was subsequently sublet. See Note 10.

Committed Capital Securities

On April 8, 2005, AGC entered into four separate agreements with four different unaffiliated custodial trusts pursuant to which AGC may, at its option, cause each of the custodial trusts to purchase up to $50.0 million of perpetual preferred stock of AGC. The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options were not exercised during 2009 or 2008. Initially, all of AGC’s committed capital securities (the “AGC CCS Securities”) were issued to a special purpose pass-through trust (the “Pass-Through Trust”). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS Securities were distributed to the holders of the Pass-Through Trust’s securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust Securities and AGC CCS Securities were equal to an annualized rate of One-Month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS Securities to One-Month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

During Third Quarter 2009 and Third Quarter 2008, AGC incurred $1.3 million and $1.5 million, respectively, of put option premiums, which are an on-going expense. During Nine Months 2009 and Nine Months 2008, AGC incurred $4.6 million and $4.0 million, respectively, of put option premiums, which are an on-going expense. The increase in Nine Months 2009 compared to the respective periods in 2008 was due to the increase in annualized rates from One-Month LIBOR plus 110 basis points to One-Month LIBOR plus 250 basis points as a result of the failed auction process in April 2008. These expenses are presented in the Company’s unaudited interim consolidated statements of operations under “other expenses.”

The AGC CCS Securities had a fair value of $8.9 million (see Note 7) and $51.1 million as of September 30, 2009 and December 31, 2008, respectively, and a reduction in fair value during Third Quarter 2009 and Nine Months 2009 of $1.2 million and $42.1 million, respectively, which are recorded in the consolidated balance sheets in “committed capital securities, at fair value” and the unaudited interim consolidated statements of operations in “fair value gain (loss) on committed capital securities,” respectively. The change in fair value during Third Quarter 2008 and Nine Months 2008 was $6.9 million and $24.3 million, respectively.

12.                               EMPLOYEE BENEFIT PLANS

Share-Based Compensation

The employees of the Company participate in Assured Guaranty Ltd.’s share-based compensation plans. Share-based compensation expense in Third Quarter 2009 and Third Quarter 2008 was $0.8 million ($0.5 million after tax) and $1.0 million ($0.7 million after tax), respectively. Share-based compensation expense in Nine Months 2009 and Nine Months 2008 was $3.5 million ($2.2 million after tax) and $5.0 million ($3.2 million after tax), respectively.  Nine Months 2009 expense included $0.6 million ($0.4 million after tax) related to accelerated vesting for stock award grants to retirement-eligible employees. Third Quarter 2009 included an immaterial amount related to accelerated vesting for stock award grants to retirement-eligible employees. Third Quarter 2008 and Nine Months 2008 expense included $(0.1) million ($(0.1) million after tax) and $1.1 million ($0.7 million after tax), respectively, related to accelerated vesting for stock award grants to retirement-eligible employees.

Performance Retention Plan

The Company recognized approximately $0.8 million ($0.5 million after tax) and $0.1 million ($0.1 million after tax) of expense for performance retention awards in Third Quarter 2009 and Third Quarter 2008, respectively. The Company recognized approximately $3.7 million ($2.4 million after tax) and $3.1 million ($2.0 million after tax) of expense for performance retention awards in Nine Months 2009 and Nine Months 2008, respectively. Included in Third Quarter 2009 and Nine Months 2009 amounts were $0 million and $1.5 million, respectively, of accelerated expense related to retirement-eligible employees. Included in Third Quarter 2008 and Nine Months 2008 amounts were $0 million and $1.7 million, respectively, of accelerated expense related to retirement-eligible employees.

13.          INCOME TAXES

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized mark to market loss would revert to zero absent any credit related losses.

The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the Internal Revenue Service (“IRS”) determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

As of September 30, 2009 and December 31, 2008 the deferred tax assets associated with CDS were $173.3 million and $116.0 million, respectively. The Company came to the conclusion that it is more likely than not that its deferred tax asset related to CDS will be fully realized after weighing all positive and negative evidence available as required under ASC 740-10, “Income Taxes” (FAS No. 109, “Accounting for Income Taxes”). The evidence that was considered included the following:

Negative Evidence

•                  Although the Company believes that income or losses for these CDSs are properly characterized for tax purposes as ordinary, the federal tax treatment is an unsettled area of tax law, as noted above.

•                  Changes in the fair value of CDS have resulted in significant swings in the Company’s net income in recent periods. Changes in the fair value of CDS in future periods could result in the U.S. consolidated tax group having a pre-tax loss under GAAP. Although not recognized for tax, this loss could result in a cumulative three year pre-tax loss, which is considered significant negative evidence for the recoverability of a deferred tax asset under ASC 744-10.

•                  For the three year period ended September 30, 2009 the U.S. consolidated tax group had a pre-tax loss under GAAP of $767.5 million.

Positive Evidence

•                  The mark-to-market loss on CDS is not considered a tax event, and therefore no taxable loss has occurred.

•                  After analysis of the current tax law on CDS the Company believes it is more likely than not that the CDS will be treated as ordinary income or loss for tax purposes.

•                  Assuming a hypothetical loss were triggered for the amount of deferred tax asset (“DTA”), there would be enough taxable income through carryback and future income to offset it as follows:

(a)          The amortization of the tax-basis unearned premium reserve of $754.3 million as of September 30, 2009 as well as the collection of future installment premiums of contracts already written we believe will result in significant taxable income in the future.

(b)         Although the Company has a significant tax exempt portfolio, this can be converted to taxable securities as permitted as a tax planning strategy under ASC 744-10.

(c)          The mark-to-market loss is reflective of market valuations and will change from quarter to quarter. It is not indicative of the Company’s ability to enter new business. The Company writes and continues to write new business which will increase the amortization of unearned premium and investment portfolio resulting in expected taxable income in future periods.

After examining all of the available positive and negative evidence, the Company believes that no valuation allowance is necessary in connection with the deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

On November 6, 2009 the U.S. enacted new tax legislation that, among other things, extends the period over which companies may carry back net operating losses to recover previously paid income taxes. Under GAAP, the effects of changes in tax law are recorded in the period in which the law is enacted. The Company is currently reviewing the new legislation and will reflect the implications on its financial position and results of operations, if any, in its year-end financial statements.

14.          SEGMENT REPORTING

The Company has three principal business segments:

(1) financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and may take the form of a credit derivative;

(2) financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; and

(3) other, which includes lines of business in which the Company is no longer active.

The Company does not segregate assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates operating expenses to each segment based on a comprehensive cost study and is based on departmental time estimates and headcount.

Management uses underwriting gains and losses as the primary measure of each segment’s financial performance. Underwriting gain is calculated as net earned premiums plus realized gains and other settlements on credit derivatives, less the sum of loss and loss adjustment expenses (recoveries) including incurred losses on credit derivatives, profit commission expense, amortization of deferred acquisition costs and other operating expenses that are directly related to the operations of the Company’s insurance businesses. This measure excludes certain revenue and expense items, such as net investment income, realized investment gains and losses, unrealized losses on credit derivatives, fair value gain (loss) on committed capital securities, lease termination and other charges, goodwill impairment and other expenses, which are not directly related to the underwriting performance of the Company’s insurance operations but are included in net income.

The following tables summarize the components of underwriting gain (loss) for each reporting segment:

Underwriting Gain (Loss) by Segment

	Three Months Ended September 30, 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$12.0	$1.4	$—	$13.4
Realized gain on credit derivatives (1)	22.4	—	—	22.4
Other income	3.4	0.3	—	3.7
Loss and loss adjustment (expenses) recoveries	(62.6)	(15.2)	—	(77.8)
Incurred losses on credit derivatives (2)	(142.1)	0.2	—	(141.9)
Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(204.7)	(15.0)	—	(219.7)
Profit commission expense	—	—	—	—
Amortization of deferred acquisition costs	(0.3)	0.2	—	(0.1)
Other operating expenses	(11.9)	(1.9)	—	(13.8)
Underwriting gain (loss)	$(179.1)	$(15.0)	$—	$(194.1)

	Three Months Ended September 30, 2008
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$18.8	$9.0	$—	$27.7
Realized gain on credit derivatives (1)	22.4	—	—	22.4
Loss and loss adjustment (expenses) recoveries	(43.8)	(1.5)	—	(45.3)
Incurred losses on credit derivatives (2)	(6.2)	—	—	(6.2)
Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(50.0)	(1.5)	—	(51.5)
Profit commission expense	—	—	—	—
Amortization of deferred acquisition costs	(2.0)	(3.3)	—	(5.3)
Other operating expenses	(11.8)	(1.5)	—	(13.3)
Underwriting gain (loss)	$(22.6)	$2.8	$—	$(20.0)

	Nine Months Ended September 30, 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$93.0	$14.8	$—	$107.8
Realized gain on credit derivatives (1)	67.5	(0.1)	—	67.4
Other income	3.4	0.3	—	3.7
Loss and loss adjustment (expenses) recoveries	(110.8)	(34.8)	—	(145.6)
Incurred losses on credit derivatives (2)	(169.2)	—	—	(169.2)
Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(280.0)	(34.8)	—	(314.8)
Profit commission expense	—	(0.8)	—	(0.8)
Amortization of deferred acquisition costs	3.0	(5.9)	—	(2.9)
Other operating expenses	(36.6)	(5.8)	—	(42.4)
Underwriting gain (loss)	$(149.7)	$(32.3)	$—	$(182.0)

	Nine Months Ended September 30, 2008
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$44.2	$18.6	$—	$62.8
Realized gain on credit derivatives (1)	67.1	0.1	—	67.3
Loss and loss adjustment (expenses) recoveries	(90.2)	(2.0)	—	(92.3)
Incurred losses on credit derivatives (2)	(10.1)	—	—	(10.1)
Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(100.3)	(2.0)	—	(102.4)
Profit commission expense	—	(0.4)	—	(0.4)
Amortization of deferred acquisition costs	(4.7)	(7.3)	—	(12.1)
Other operating expenses	(36.7)	(4.0)	—	(40.7)
Underwriting gain (loss)	$(30.3)	$4.9	$—	$(25.5)

(1)           Comprised of premiums and ceding commissions.

(2)           Includes paid and payable credit derivative losses of $0.5 million, $0 million, $0.5 million and $0 million for the Three Months and Nine Months ended 2009 and 2008, respectively.

Reconciliation of Underwriting Gain (Loss)

to Income (Loss) before Income Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in millions of U.S. dollars)
Total underwriting gain (loss)	$(194.1)	$(20.0)	$(182.0)	$(25.5)
Net investment income	19.2	19.9	58.2	53.4
Net realized investment gains (losses)	0.6	(6.7)	6.2	(4.5)
Unrealized (losses) gains on credit derivatives, excluding incurred losses on credit derivatives	56.9	(85.5)	(163.9)	312.6
Fair value (loss) gain on committed capital securities	(1.2)	6.9	(42.1)	24.3
Other income	(0.3)	0.2	0.9	0.4
Lease termination and other charges	(3.0)	—	(19.1)	—
Goodwill impairment	(85.4)	—	(85.4)	—
Other expenses	(1.3)	(1.5)	(4.6)	(4.0)

Income before provision for income taxes	$(208.6)	$(86.5)	$(431.8)	$356.7